Exhibit 10.7

PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

This Private Label Credit Card Program Agreement (“Agreement”) is entered into as of the 1st day of March, 2007 (“Effective Date”), by and among Citi Commerce Solutions of Canada Ltd., an Ontario corporation, having its principal place of business at One Toronto Street, Suite 1200, Toronto, Ontario M5C 2V6 (“Citi Commerce”), Zale Canada Co., a corporation organized and existing under the laws of Nova Scotia, having its principal place of business for North America at 901 W. Walnut Hill Lane, Irving, Texas, U.S.A. 75038 (“Zale”) for the purposes set forth herein and TXDC, L.P., a limited partnership organized and existing under the laws of the State of Texas, in the United States of America (“TXDC”).

CONTEXT OF AGREEMENT

A.                                   Zale is engaged, among other activities, in the retail sale of certain goods and services at its retail Stores in Canada under the Brand names ‘Peoples’, ‘Peoples II’, ‘Mappins’, and ‘Youngs Jewellers’ (such Brand names, and any other Brand name or names adopted in the future by Zale, hereinafter called the “Brand Names”, collectively, and the “Brand Name”, individually) and wishes to offer to its customers the convenience of using a Credit Card (as defined below) as the method of payment for those goods and services.

B.                                     Zale wishes to grant to Citi Commerce, and Citi Commerce wishes to have, the exclusive right to own and operate the Private Label Program (as defined below), including the right to issue new Credit Cards in substitution of and/or replacement for existing private label credit cards bearing a Brand Name that were issued by Citi Commerce under the Prior Agreement (as defined below), the right to all future receivables originated pursuant to the Private Label Program, and the right to use the Brand Names in connection with the Private Label Program, all in accordance with the terms and conditions of this Agreement.

In consideration of the mutual covenants and provisions contained herein and the sum of two dollars ($2.00), now paid by each of the Parties to the other, the receipt and sufficiency of which are acknowledged by each Party, and other valuable consideration exchanged between them, Citi Commerce and Zale agree as follows:

1.                                      Definitions and Interpretation:

(a)                                  For all purposes of this Agreement, the following terms will have the following meanings:

“Account” means a credit card account (including any credit card account that has expired or been terminated or canceled) opened by Citi Commerce in the name of an Applicant on which one or more Credit Cards have been issued to Cardholders by Citi Commerce, such credit card account containing a record of credit and charge activity with respect to any Credit Card, including all Receivables thereon, on which a transaction may be or has been made by a Cardholder (or by a Person authorized by a Cardholder) or former Cardholder pursuant to a Credit Card.

“Account Issuance Criteria” means the Citi Commerce defined procedures on adjudicating new Account applications, making fair and impartial decisions on applications, and the management of credit lines based on defined lending criteria, as amended or replaced from time to time.

“Affiliate” means, with respect to a Party, any individual or entity, as applicable, directly or indirectly controlling, controlled by, or under common control with, such Party.

“Agreement” means this Private Label Credit Card Program Agreement, including any Attachments appended hereto, as it may be amended from time to time in accordance herewith.

“Ancillary Products and Services” mean any and all ancillary products and services that may be offered from time to time to Cardholders, including but not limited to, Financial Services Products, but excluding Credit Insurance.

“Annual Measurement Period” has the meaning set out in Section 3. of Attachment D.

“Answer” has the meaning set out in Section 6.(b) of Attachment I.

“Applicable Law” means all applicable laws and regulations of any jurisdiction, including banking laws, Consumer Protection Laws, Income Tax Act, Language Laws, Privacy Laws, securities laws, tax laws, tariff and trade laws, ordinances, judgments, decrees, injunctions, issuances, writs and orders or like actions of any Governmental Authority.

“Applicant” means an individual who has applied to Citi Commerce for an Account, using the form of Application prescribed by Citi Commerce for that purpose.

“Application” means Citi Commerce’s prescribed form of application for an Account that must be completed and signed by an Applicant and then submitted to Citi Commerce for its review and approval or declination.

“Approved Sales Channel” means a Store, or any other Zale sales channel (e.g. Zale catalogues, Zale internet site(s) and Zale telephone/mail ordering systems) approved for use as a sales channel by the Parties from time to time, through which Authorized Goods and Services are offered for sale by Zale to Cardholders and the public in Canada.

“Arbitration” means arbitration pursuant to Section 12.(b).

“Arbitrator” has the meaning set out in Section 1. of Attachment I.

“Assistance Period” has the meaning set out in Section 15.(c).

“Authorization” means an electronic or voice credit authorization given by Citi Commerce to Zale for the dollar amount of a Card Sale that exceeds the Floor Limit.

“Authorized Goods and Services” means all merchandise and services, including Credit Insurance, offered from time to time by Zale for sale to the public in the ordinary course of business at or through Approved Sales Channels.

“Bankruptcy Act” means the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), as amended or replaced from time to time, and any other applicable insolvency or other similar law of any jurisdiction.

“Brand Name” and “Brand Names” have the meanings set out in Recital A. of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which banks in Toronto, Ontario are required or authorized to close.

“Card Sale” means a Transaction in which an Account or a Card is used by a Cardholder and accepted by Zale as the method of payment therefor.

“Cardholder” means an individual to whom Citi Commerce has issued a Credit Card and who is obligated under a Cardholder Agreement with respect to the Credit Card and the Account on which that Credit Card has been issued.

“Cardholder Agreement” means an agreement between Citi Commerce and a Cardholder establishing the terms and conditions that govern an Account and under which a Credit Card is issued, as such agreement may be amended from time to time.

“Cardholder Development” means any activity that encourages Cardholders to use, build, or maintain balances on, or retain Accounts, including Account activation, Account retention, and Account stimulation.

“Cardholder Information” means the following information about a Cardholder, if the Cardholder has provided it to Citi Commerce in his or her capacity as a Cardholder or a prospective Cardholder, as well as any other information that the Cardholder has provided to Citi Commerce in such capacity from time to time:  name; postal address and electronic mail address, as applicable; telephone number; date of birth; social insurance number (optional); Account information; and any other personal information.

“Cardholder List” means a listing of Cardholder names, telephone numbers, and postal addresses and electronic mail addresses, as applicable.

“Chargeback” means:

(i)	the refusal of Citi Commerce to pay Zale, in whole or in part, for a Card Sale, or

(ii)

the return to Zale of previously purchased Authorized Goods and Services by a Cardholder and the reimbursement by Zale to Citi Commerce of any amount previously paid by Citi Commerce to Zale in consideration of the related Card Sale, all as provided for in Section 2.(b)(xii) and Attachment A.

“Chargeback Report” has the meaning set out in Section 2.(b)(xii)(3).

“Citi Commerce” means Citi Commerce Solutions of Canada Ltd., a corporation organized under the laws of Ontario.

“Citi Property” has the meaning set out in Section 6.(a)(i).

“Citigroup Information Security Standards” means the document set out in Attachment J, as the same may be revised from time to time in Citi Commerce’s sole discretion.

“Claim” means any claim, demand, liability, allegation, assertion, offset, defence, counterclaim, proceeding, action, suit or other right of action.

“Claim Statement” has the meaning set out in Section 6.(a) of Attachment I.

“Client Relationship Team” has the meaning set out in Section 4(a)(i).

“Complainant” has the meaning set out in Section 4. of Attachment I.

“Complaint” has the meaning set out in Section 4. of Attachment I.

“Confidential Information” has the meaning set out in Section 7.(a).

“Consumer Protection Laws” means the Consumer Protection Act (Ontario) and any equivalent or similar federal or provincial laws enacted for the protection of consumers, including the Privacy Laws.

“Contractor” means any contractor or subcontractor, as applicable, that performs services, directly or indirectly, for a Party in accordance with this Agreement

“Counter-Complaint” has the meaning set out in Section 6.(e). of Attachment I.

“Credit Card” means a credit card displaying any one or more Brand Names (or such other design mutually acceptable to the Parties) or Zale Marks that is issued by Citi Commerce on an Account to a Cardholder and entitles the Cardholder to use that credit card in a Card Sale.

“Credit Insurance” means a credit insurance product, the proceeds of which are paid to a creditor and which offers specific disability, involuntary unemployment, death or other benefits pursuant to which a Cardholder’s outstanding indebtedness owed to Citi Commerce may be satisfied in whole or in part.

“Designated Third Party” has the meaning set out in Section 15.(b).

“Disapproved Matter” has the meaning set out in Section 4.(b)(ii).

“Disclosing Party” has the meaning set out in Section 7.(a).

“Dispute” has the meaning set out in Section 4.(b)(i).

“Dissatisfied Party” has the meaning set out in Section 12.(c)(i).

“EBITDAR” means,

(i)

For the immediately preceding four (4) fiscal quarters, Total Revenue minus Cost of Sales, minus Selling, General and Administrative Expenses (such expenses not to include depreciation and amortization expenses), minus Cost of Insurance Operations, plus

(ii)	Total Rent Expense Less Rentals Based on Sales.

For the purposes hereof, Total Revenue, Cost of Sales, Selling, General and Administrative Expenses, and Cost of Insurance Operations have the dollars and cents meaning designated under such titles or other equivalent titles in the corresponding financial statements for those four (4) fiscal quarters for the ultimate parent legal entity owning or controlling Zale.  Total Rent Expense and Rentals Based on Sales mean the relevant rent expenses for the prior fiscal year and have the dollars and cents meaning designated under such titles or other equivalent titles in the most recent annual financial statements for the ultimate parent legal entity owning or controlling Zale.

“EFT” means electronic funds transfer.

“Effective Date” means the date first set out in the preamble of this Agreement.

“Event of Default” has the meaning set out in Section 13.(a).

“Executive Officer” means, with respect to Citi Commerce, the President of Citi Commerce and, with respect to Zale, means the Chairman, Chief Operating Officer or President of Zale, or if these positions at a Party do not exist, the senior officer of the Party who carries out the functions of the applicable officer of that Party as of the Effective Date.

“Facilitator” has the meaning set out in Section 12.(c)(iii).

“Fair Market Value” has the meaning set out in Section 15.(b).

“Financial Services Products” means any financial services or products, including but not limited to loan and credit products, deposit products, insurance products and services, credit protection products, and investment and securities products and services.

“Fixed Charge Ratio” means, with respect to the ultimate parent legal entity owning or controlling Zale, as of the end of any fiscal quarter, a numerator of EBITDAR and a denominator of the sum of:

(i)                                     the Net Interest Expense for the immediately preceding four (4) fiscal quarters, and,

(ii)                                  the Total Rent Expense less Rentals Based on Sales, as defined in EBITDAR.

For the purposes hereof, Net Interest Expense has the dollars and cents meaning designated under ‘Interest Expense, Net’ or other equivalent title in the corresponding financial statements for those four (4) fiscal quarters for the ultimate parent legal entity owning or controlling Zale.

Zale may, on occasion, submit a request to Citi Commerce to adjust the calculation of the Fixed Charge Ratio for any fiscal quarter due to the occurrence of one-time, extraordinary items that are not representative of normal on-going Zale operations.  Upon receipt of such request, Citi Commerce will, in its sole discretion (but acting reasonably), determine if a Fixed Charge Ratio calculation adjustment will be made in the aforesaid circumstances.

“Floor Limit” means:

(i)

for an Approved Sales Channel which is not equipped with the REPOS Service at the time a Card Sale is processed by the Approved Sales Channel in the manner prescribed by Section 2.(b)(iv) and Section 2.(b)(vii), the sum of One Hundred and Fifty Dollars ($150.00),

(ii)

for an Approved Sales Channel which is equipped with the REPOS Service at the time a Card Sale is processed by the Approved Sales Channel in the manner prescribed by Section 2.(b)(iv) and Section 2.(b)(vii), the sum of Zero Dollars ($0.00), and

(iii)

for an Approved Sales Channel which is equipped with the REPOS Service at the time a Card Sale is processed by the Approved Sales Channel in the manner prescribed by Section 2.(b)(iv) and Section 2.(b)(vii), the sum of One Hundred and Fifty Dollars ($150.00), if the Approved Sales Channel is unable for any reason whatsoever to access the REPOS Service, such sum (determined, as the case may be, in accordance with (i), (ii) or (iii), above) being the maximum amount that a Cardholder may charge for any single Card Sale without the Approved Sales Channel being required to obtain Citi Commerce’s prior Authorization pursuant to Section 2.(b)(vii).

“Force Majeure” means an occurrence beyond the control and without the fault or negligence of the Party affected and which said Party is unable to prevent or provide against by the exercise of reasonable diligence including but not limited to:  acts of God or the public enemy; expropriation or confiscation of facilities; changes in Applicable Law; war, terrorism, rebellion, civil disturbances, sabotage, riots, floods, or unusually severe weather that could not reasonably have been anticipated; fires, explosions or other catastrophes; strikes or any other concerted acts of workers; other similar occurrences; but lack of finances will in no event be deemed to be a cause beyond a Party’s control.

“40 DP Losses” has the meaning set out in Section 5.(d).

“40% Down Payment Program” has the meaning set out in Section 5.(d).

“GAAP” means generally accepted accounting principles in Canada, in effect from time to time, as set forth in the opinions and pronouncements of the Canadian Institute of Chartered Accountants.

“Governmental Authority” means any government, any province or any other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case whether federal, provincial or local.

“Hearing” has the meaning set out in Section 6.(h)(i) of Attachment I.

“Incident” has the meaning set out in Section 7.(h).

“includes” or “including” means includes or including without limitation.

“Income Tax Act” means the Income Tax Act (Canada).

“Indemnified Party” has the meaning set out in Section 11.(c).

“Indemnifying Party” has the meaning set out in Section 11.(c).

“Initial Term” means the period commencing on the Effective Date and ending on March 8, 2011.

“In-Store Payment” has the meaning set out in Section 2.(b)(xi).

“Language Laws” means the laws and regulations of the Province of Québec relating to language.

“Late Fee Revenue Rebate” means, in respect of any one (1) calendar month, the product obtained by multiplying the amount of the Net Late Fees earned by Citi Commerce in respect of Accounts under the Private Label Program during that calendar month by twenty-five percent (25%).

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest (including, without limitation, any interest of a buyer of accounts or chattel paper), easement, encumbrance, preference, priority, or other security agreement, lease or preferential arrangement of any kind or nature whatsoever.

“Liquidation Period” means the period commencing on the date of termination of this Agreement and ending on the expiration of twelve (12) months after the effective date of the termination of this Agreement.

“Losses” means any and all demands, claims (including Claims), actions or causes of action, assessments, damages, liabilities, interest, penalties, costs and expenses (including reasonable disbursements and legal fees (on a solicitor-client basis) incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) imposed upon or incurred by any Person entitled to be indemnified under this Agreement; provided that in no event will “Losses” include consequential damages or lost profits unless they are awarded pursuant to a Party’s indemnification obligations hereunder.

“Magnetic Stripe Reading Terminal” means a terminal that accepts a Credit Card as a payment method and has the capability of reading magnetic stripe tracks 1 and 2 of the Credit Card.

“Material Change” means any change, event, condition or occurrence, other than one required by Applicable Law or a change in Citi Commerce credit policy, as described in Section 2.(b)(i), which could reasonably be expected to (a) cause a material decrease in any or all of the following:  (i) the number of Applications, (ii) use of Credit Cards by Cardholders, or (iii) Card Sales; (b) have a material adverse effect on the Private Label Program; or (c) require material changes to or otherwise materially affect Zale’s existing procedures, operations, hardware or software.

“Matter” has the meaning set out in Section 2. of Attachment I.

“Merchant Fees” means the merchant fees which Citi Commerce charges to Zale, and rebates to Zale, in respect to the Settlement of Net Card Sales, such fees being set out in Attachment B.

“Net Card Sales” means, for any given period, the total dollar amount of all Card Sales made during the period (including, without limitation, Card Sales made pursuant to any Second Look Program) properly remitted by Zale to Citi Commerce, minus the total dollar amount of Returns properly remitted by Zale to Citi Commerce.

“Net Credit Loss” has the meaning set out in Section 3. of Attachment D.

“Net Late Fees” means, during any calendar month, all late fees assessed during the month less any late fees waived or reversed as a result of charging off a Cardholder Account or customer service activity.

“New Account Acquisition” means all activities connected with the development and implementation of marketing programs for the opening of new Accounts, including creative development, production, and distribution of advertising and marketing Solicitations offering Accounts to prospective customers and fulfillment packages to new Cardholders.

“New Account Approval Rate Baseline” has the meaning set out in Section 3. of Attachment D.

“New Account Approval Rate Standard” has the meaning set out in Section 3. of Attachment D.

“New Respondents” has the meaning set out in Section 6.(g) of Attachment I.

“Operating Regulations” mean the standard operating regulations and procedures mutually developed and agreed to by the Parties, as amended or replaced from time to time, that apply to the Private Label Program, the initial operating regulations and procedures being set out in Attachment A.

“Order” has the meaning set out in Section 6.(g) of Attachment I.

“Other Party” has the meaning set out in Section 12.(c)(i).

“Party” means Citi Commerce or Zale, as applicable, and “Parties” means Citi Commerce and Zale.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any group or political subdivision thereof.

“Personal Information” has the meaning set out in Section 2.(h)(i).

“POS Authorization Service” means the electronic Card Sale authorization, data capture and routing system, including host processors and communications ports and merchant link interfaces to the POS Merchant Link used by Citi Commerce (or by its designated Contractor) for the purposes of this Agreement, but does not include the POS Merchant Link, the REPOS Service or any other computer systems of Zale (or its designated Contractor).

“POS Merchant Link” means the communication link developed and used by Zale according to Citi Commerce’s approved specifications, connecting the POS Authorization Service and the REPOS Service.

“Pricing” means the annual service fee (if any), interest rates, grace period for charges, minimum finance charge, method of computing the minimum payment due on balances outstanding, non-sufficient funds fee, cash advance transaction fee, over the credit limit fee and any other pricing provision relating to an Account that is provided for in a Cardholder Agreement.

“Prime Rate” means the annual rate of interest announced by Royal Bank of Canada from time to time as a reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada.

“Prior Agreement” the private label credit card agreement made and entered into between the Parties dated May 5, 1999, as amended in accordance with the provisions thereof.

“Privacy Laws” means the Personal Information Protection and Electronic Documents Act (Canada), the Act respecting the protection of personal information in the private sector (Quebec) and the Personal Information Protection Acts (Alberta and British Columbia) and any equivalent or similar provincial legislation.

“Privacy Officer” has the meaning set out in Section 2.(h)(viii).

“Private Label Card Documentation” means, with respect to an Account, all Applications, Cardholder Agreements, Credit Cards, Sales Drafts, Credit Vouchers and Account billing statements relating to such Account.

“Private Label Portfolio” means the Accounts and all Receivables and Related Account Rights (excluding any Zale Customer Information).

“Private Label Program” means the Zale private label credit card program evidenced by and continued under this Agreement whereby Citi Commerce will:

(i)	adjudicate Applications and open Accounts for Applicants,

(ii)	market, offer, issue and maintain and service Accounts and Credit Cards for Cardholders, and

(iii)	provide merchant acquiring and settlement services (including Settlement) and related merchant services to Zale,

all in accordance with the other terms and conditions of this Agreement.

“Program Committee” has the meaning set out in Section 4.(b)(i).

“Purchase Assets” has the meaning set out in Section 16(a).

“Purchase Date” has the meaning set out in Section 15(c).

“Purchase Option” has the meaning set out in Section 15(a).

“Purchase Price” has the meaning set out in Section 15(a).

“Purchaser” has the meaning set out in Section 18.(b).

“REAP” has the meaning set out in Attachment A.

“Receivables” means any and all amounts owing by a Cardholder on an Account to Citi Commerce.

“Receiving Party” has the meaning set out in Section 7(a).

“Related Account Rights” means any and all claims, contract rights, documentation, intangibles, remedies, indemnities, guarantees, credits, deposits, intellectual property and other rights related to an Account and any other rights and interest of Citi Commerce in the Credit Cards and the Accounts.

“Renewal Term” means any term of two (2) years following the completion of the Initial Term or another Renewal Term during which this Agreement remains in effect.

“Reply” has the meaning set out in Section 6.(d) of Attachment I.

“REPOS Service” means the retail electronic point of sale data capture, routing and authorization system used by Zale which is linked to and communicates with the POS Authorization Service through the POS Merchant Link for the purpose of permitting an Approved Sales Channel to request and receive Citi Commerce’s positive or negative electronic credit authorization in respect of a Card Sale, to transmit Sales Data to (and, if applicable, receive Sales Data from) Citi Commerce, and to capture Transaction data in respect thereto for purposes of computing Settlement amounts due and payable hereunder and for all other purposes permitted under this Agreement.  For greater certainty, the REPOS Service includes Zale’s (and its designated Contractor’s, if any) host processors and communications ports and interfaces to, and including, the POS Merchant Link, but does not include the POS Authorization Service or any other computer systems of Citi Commerce or its designated Contractors.

“Representative” means, with respect to any Party or Affiliate, as applicable, an officer, director, employee, or agent of such Party or Affiliate.

“Respondent” has the meaning set out in Section 4. of Attachment I.

“Retail Master Record” means the computer files containing the Cardholder List data and the most recently-posted financial and Account status information with respect to all of the Accounts, including, without limitation, active, inactive and recovery Accounts, which computer files represent the aggregate amount of Receivables on the date the computer files are created, together with a corresponding copy of that portion of the trial balance that reflects the Receivables, record file description and definitions and other files reflecting unbilled charges.

“Return” means a non-cash refund issued by Zale to a Cardholder of all or a portion of the amount of a Card Sale.

“Return Voucher” means evidence of a Return in paper form.

“Revenue Sharing Payments” has the meaning set out in Section 2. of Attachment B.

“Sales Data” means the electronic data transmission of Card transactions from Zale to Citi Commerce, including Card Sales and Returns.

“Sales Draft” means evidence of a Card Sale in paper form.

“Second Look Notice” has the meaning set out in Section 5.(c).

“Second Look Program” means any one or more credit programs established by the Parties under this Agreement for certain Applicants pursuant to Section 5.(c).

“Security Breach” has the meaning set out in Section 10.(b).

“Service Level and Performance Standards” mean the service level and performance standards mutually developed and agreed to by the Parties, as amended or replaced from time to time, that apply to the Private Label Program, the initial service level and performance standards being set out in Attachment D.

“Settlement” means a payment in respect to Net Card Sales made by Citi Commerce to Zale pursuant to Section 2.(b)(viii).

“Settlement Account” means the deposit account maintained by Zale at a Canadian financial institution that Zale has designated as the account to be debited and/or credited, as applicable, by Citi Commerce for Settlement transactions and Merchant Fees, and for other amounts due and payable by Zale to Citi Commerce from time to time under this Agreement.

“Solicitation” means any application, offer or invitation, made by any means, to any individual to establish an Account

“Store” means a retail store owned and operated by Zale in Canada bearing one or more Brands.

“Tax” or “Taxes” means any federal, provincial, local or foreign income, goods and services, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, ad valorem, real property, personal property, sales, use, workers compensation, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, imposed by any Canadian federal, provincial, territorial, local or foreign taxing authority.

“Tax Return” has the meaning set out in Section 16.(d).

“Term” means the Initial Term together with any Renewal Term.

“Transaction” means a purchase of Authorized Goods and Services by a Cardholder from or through an Approved Sales Channel.

“TXDC” means TXDC, L.P., a limited partnership organized and existing under the laws of the State of Texas, in the United States of America.

“Valid” has the meaning set out in Attachment A.

“Zale” means Zale Canada Co., a corporation organized under the laws of Nova Scotia.

“Zale Branded Materials” has the meaning set out in Section 9.(b).

“Zale Credit Information” has the meaning set out in Section 8(a).

“Zale Customer Information” means the following information about a Cardholder, if a Cardholder has provided it to Zale in his or her capacity as a Zale customer or prospective customer, as well as any other information that the Cardholder has provided to Zale in such capacity from time to time:  name; postal address and electronic mail address, as applicable; telephone number; date of birth; and any other personal information.

“Zale Marks” mean all of the trade names, trade-marks, service marks and associated trade dress (including Brands) set out in Attachment E, and any successor or replacement trade names, trade-marks, service marks and associated trade dress (including Brands) for the trade names, trade-marks, service marks and associated trade dress (including Brands) set out in Attachment E.  In the event that Zale or TXDC (or both Zale and TXDC) grant(s) to Citi Commerce a license to use any new or additional trade names, trade-marks, service marks and associated trade dress (including Brands) licensed to or owned by Zale or TXDC, as the case may be, pursuant to the provisions of Section 9., such new or additional trade names, trade-marks, service marks and associated trade dress (including Brands) will be deemed to be “Zale Marks”.

“Zale Privacy Promise” means the document set out in Attachment F, as the same may be revised from time to time in Zale’s sole discretion.

“Zale Property” has the meaning set out in Section 6.(b)(i).

“Zale Representative” has the meaning set out in Attachment A.

(b)                                 The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

(c)                                  Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

(d)                                 Except as otherwise expressly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in Canadian Dollars and any payment contemplated by this Agreement will be made by EFT, cash, certified cheque or any other method that provides immediately available funds.  If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action will be made or taken on the next Business Day.  In calculating interest payable under this Agreement for any period of time, the first day of such period will be included and the last day of such period will be excluded.

(e)                                  Any reference in this Agreement to any statute or any section thereof will, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

(f)                                    Unless the context requires otherwise, references in this Agreement to Sections, Attachments or Schedules are to Sections, Attachments or Schedules of this Agreement.

(g)                                 This Agreement is the product of negotiations between the Parties and their respective attorneys, and no provision will be construed for or against any Party by reason of ambiguity in language, rules of construction against the draftsman, or similar doctrine.

(h)                                 The following Attachments are attached hereto and incorporated by reference into and made part of this Agreement:

Attachment A	-	Operating Regulations

Attachment B	-	Merchant Fees and Revenue Sharing

Attachment C	-	MIS Reports

Attachment D	-	Service Level and Performance Standards

Attachment E	-	Zale Marks

Attachment F	-	Zale Privacy Promise

Attachment G	-	Account Pricing and Payment Terms

Attachment H	-	Program Committee

Attachment I	-	Arbitration Procedures

Attachment J	-	Citigroup Information Security Standards

Attachment K	-	Form of Cardholder Agreement

Attachment L	-	Third Party Retailer List

Attachment M	-	Insurance Administrative Services Agreement

2.                                      Private Label Program Operations:

(a)                                  Existing Accounts, Credit Cards and Settlement:  The Parties acknowledge and agree that all private label credit card accounts, credit cards and cardholders that existed prior to the Effective Date and were governed by the Prior Agreement will be treated for all purposes as Accounts, Credit Cards and Cardholders and will be governed under this Agreement as of the Effective Date.  Moreover, Citi Commerce agrees to make Settlements to Zale for all Card Sales made by cardholders using such private label credit card accounts and credit cards in accordance with the terms and conditions hereof.

(b)                                 Establishment and Operation of Private Label Program:

(i)                                     General:  During the Term of this Agreement, Citi Commerce agrees to establish, operate and maintain the Private Label Program, adjudicate Applications, issue Credit Cards, maintain the Accounts, provide merchant acquiring and settlement services (including Settlement) and related merchant services to Zale, and perform and comply with all of its other obligations and covenants hereunder, all in accordance with the terms and conditions of this Agreement, including (without limitation) the Operating Regulations and the Service Level and Performance Standards.

Except as otherwise expressly provided in this Agreement, Citi Commerce will at all times control, with appropriate input from Zale, all aspects of the operation of the Private Label Program, including Account Issuance Criteria standards and credit policy, (e.g., the decision whether or not to extend credit for any Applicant for a Credit Card, and if so, the amount of credit to be extended, and whether or not to continue or terminate any individual Account), customer service operations, collections policy and operations, marketing fulfillment operations, and accounting operations.

Except as otherwise provided in this Agreement, Citi Commerce will be the sole and exclusive owner of all materials used in connection with the operation of the Private Label Program.

(ii)                                  Opening Accounts:

(1)           Applications By Mail:  Applications that are received by Citi Commerce through the mail and not made contemporaneously with a proposed Card Sale will be reviewed and adjudicated by Citi Commerce in accordance with its Account Issuance Criteria in effect from time to time (as solely determined by Citi Commerce, acting reasonably), and in compliance with the Operating Regulations and the Service Level and Performance Standards, and will be approved or declined in accordance therewith.  In this regard, and subject to the Privacy Laws, Citi Commerce will advise Zale in accordance with this Agreement whether such Applications have been approved or declined.

(2)           Applications with Accompanying Proposed Card Sale:  Applications telephoned to Citi Commerce, or otherwise electronically transmitted to Citi Commerce, in accordance with the Operating Regulations in conjunction with a proposed Card Sale will be reviewed and adjudicated by Citi Commerce in accordance with its Account Issuance Criteria in effect from time to time (as solely determined by Citi Commerce, acting reasonably), and in compliance with the Operating Regulations and the Service Level and Performance Standards, and will be approved or declined in accordance therewith.  In this regard, and subject to the Privacy Laws, Citi Commerce will advise Zale in accordance with this Agreement whether such Applications have been approved or declined.

(3)          Zale Obligations Regarding Applications:  Zale will perform the following obligations in connection with a telephone, electronic or other transmission of an Application to Citi Commerce for review and adjudication under Section 2.(b)(ii)(2):

(I)	ensure that all Cardholder Information has been provided on the Application by the Applicant,

(II)	provide to each Applicant a copy of any required disclosures that Citi Commerce provides to Zale for distribution to Applicants,

(III)	obtain identification and verification of the individual Applicant in accordance with the Operating Regulations,

(IV)

provide a written acknowledgement, in the designated space on each Application, that Zale has reviewed the items of personal identification required to be produced by the Applicant pursuant to the Operating Regulations, such written acknowledgement to include the initials and employee ID number of the Zale employee who actually performed such review, provided, however, that failure to do so, in and of itself, will not be a basis for any Chargeback,

(V)	obtain the Applicant’s signature in the designated space on each Application,

(VI)

whether such Application is approved or declined by Citi Commerce, retain the original of each Application in the Stores in a secure manner for a designated period of time, as mutually agreed to by Zale and Citi Commerce, and ship the physical applications to Citi Commerce on a frequency that is mutually agreed to by Zale and Citi Commerce, all at Zale’s sole cost and expense, and

(VII)

in the event that such Application is approved, enter any ensuing Card Sale into the REPOS Service in accordance with Section 2.(b)(iv) (even though a Credit Card may not be presented) and, if requested to do so by Citi Commerce, enter the Application approval code provided by Citi Commerce to Zale into the REPOS Service.

Any failure by Zale to comply with this Section 2.(b)(ii)(3) may result in a Chargeback in accordance with Section 2(b)(xii).

(iii)          Issuance:  As of the Effective Date, and continuing throughout the Term of this Agreement, Citi Commerce will offer and issue Credit Cards, fund the Receivables and take or cause to be taken all actions necessary to maintain and operate the Accounts and the Credit Cards in accordance with this Agreement except for those actions required to be performed by Zale pursuant to this Agreement.  Citi Commerce will own all Receivables generated under the Accounts and all Related Account Rights in respect of the Accounts.  Beginning as of the Effective Date, Citi Commerce will have the exclusive right during the Term of this Agreement to issue within Canada private label credit cards hearing any of the Zale Marks or other trade name, trade-mark, service mark and associated trade dress licensed to or owned by Zale or TXDC, and used or proposed to be used in connection with the sale of merchandise and/or services by Zale to the public in Canada.

(iv)                              Credit Card Acceptance and Related Procedures:  As of the Effective Date, Zale will, subject to the terms and conditions of this Agreement, accept each Credit Card or Account number (in the event that a Credit Card has not yet been issued or is not otherwise available for presentation) upon its presentation by a Cardholder as the method of payment for a Transaction.  In doing so, Zale will comply with the following procedures:

(1)

comply with the procedures applicable to the acceptance and processing of the Credit Card (or Account number, as the case may be) and the Transaction as a Card Sale, as set out in this Section 2.(b)(iv) and the Operating Regulations,

(2)	obtain identification and verification of the Cardholder in accordance with the Operating Regulations,

(3)	complete the Card Sale at a price or prices not in excess of the ticketed or posted price(s) for the Authorized Goods and Services being purchased by the Cardholder in the Transaction,

(4)

except as otherwise agreed by the Parties, not impose any fee or other charge (except for any retailer administration fee disclosed by Zale to the Cardholder at the time of any Card Sale and charged by it in connection with a deferred interest and/or payment program) to the Cardholder for using their Credit Card as the method of payment, for the Card Sale,

(5)

except as otherwise agreed by the Parties and when specifically disclosed to the Cardholder as a minimum purchase amount established for special credit plans or in connection with advertised merchandise offers, not require a minimum dollar amount for the Card Sale from the Cardholder as a condition precedent to the acceptance of the Credit Card as the method of payment for the Transaction by the Cardholder,

(6)

use the REPOS Service for the purpose of processing the Transaction being charged by the Cardholder with the Credit Card as a Card Sale, provided Zale is able to access the REPOS Service at the time of processing, and

(7)

obtain Citi Commerce’s credit authorization for the dollar amount of each Card Sale exceeding the Floor Limit which the Cardholder has charged with the Credit Card, such authorization to be obtained by Zale in the manner prescribed by Section 2.(b)(vii).

For greater certainty, Citi Commerce agrees that nothing set out in this Section 2.(b)(iv) will preclude Zale from granting a discount, award or bonus for payment in cash for any Authorized Goods and Services sold or performed in any Transaction processed as a Card Sale, as long as such discount, award or bonus is clearly advertised in-Store or otherwise by or through an Approved Sales Channel through which the Card Sale is made.

(v)                                 Terminal System Warranty:  Zale warrants to Citi Commerce that the Magnetic Stripe Reading Terminal system used by each Store has the capability of:

(1)	reading the magnetic stripe track 2 of a retail private label Credit Card,

(2)	performing data capture of the Credit Card account number, the Transaction data and the Transaction amount in respect of any Card Sale,

(3)	validating the service code for three (3) numeric characteristics, and

(4)	validating the Credit Card account number and, if applicable, the expiry date of the Credit Card.

(vi)                              Completion and Retention of Sales Drafts and Return Vouchers:  In respect of any Transaction processed as a Card Sale or a Return, Zale will complete a Sales Draft and/or a Return Voucher, as applicable, provide one (1) copy thereof to the Cardholder, retain one (1) copy thereof, and comply with the following requirements:

(1)	General Requirements: Each Sales Draft and/or Return Voucher must be legible and fully completed with the information required under this Section 2.(b)(vi), as applicable.

(2)	Mail/Telephone/Internet Transactions: For each Card Sale and/or Return effected by mail, telephone or internet, Zale will record the following information on the Sales Draft and/or Return Voucher:

	(I)	the date on which the Card Sale and/or Return occurred,

	(II)	the name and location (city and province) of the Cardholder to whom the bill for the Card Sale and/or Return will be sent, unless otherwise provided to Citi Commerce (e.g. batch reports, etc.),

	(III)	a brief and itemized description of the Authorized Goods and Services to which such Card Sale and/or Return relates,

	(IV)	the total amount of the Card Sale and/or Return including a breakdown of the price for the related Authorized Goods and Services and all applicable Taxes,

(V)	the Cardholder’s Account number,

(VI)	the Authorization number (if any) provided by Citi Commerce,

(VII)	the shipping address (if applicable), and

(VIII)	the shipping date (if applicable).

(3)                                  In-Store Transactions:  For Card Sales and/or Returns occurring in Stores, each Sales Draft and/or Return Voucher must contain the same information required for Card Sales and Returns by mail, telephone and internet (as specified in Section 2.(b)(vi)(2)), except that the name and location of the Cardholder to whom the bill for the Card Sale or Return will be sent and the shipping address and shipping date will not be required.  A Sales Draft or Return Voucher (as the case may be) must be signed by a Cardholder for each Store Card Sale or Store Return at the time such Card Sale or Return (as the case may be) is made and in the presence of a Representative of Zale.  For Card Sales and Returns to or by, as the case may be, the individual representing himself to be the individual Cardholder named on the Card, when the Card is physically presented to a Zale Representative, such Representative must check to determine whether, in such Representative’s judgment, the signature on the Sales Draft or Return Voucher (as the case may be) is reasonably similar to the signature, if any, appearing on the signature panel of the Credit Card.  After completion of the Card Sale or Return Voucher, Zale will provide a legible and completed copy of the Sales Draft or Return Voucher to the Cardholder.

(4)                                  Signature:  Except as otherwise provided in the Operating Regulations, the Sales Draft or Return Voucher for each in-Store transaction referenced in Section 2.(b)(vi)(3) must include the signature of the Cardholder, and the Sales Draft or Return Voucher for each mail, telephone, and internet transaction referenced in Section 2.(b)(vi)(2), must include the signature of the Cardholder or a member of the Cardholder’s household (including without limitation any domestic employee) accepting delivery.

(5)                                  Retention of Sales Drafts and Return Vouchers:  Zale will retain the original of each Sales Draft and Return Voucher for not less than two (2) years from the Transaction date printed on such Sales Draft or Return Voucher.  Electronic signatures which comply with Applicable Law shall be deemed to be signatures for all purposes of this sub-Section 2.(b)(vi).

(vii)                           Floor Limit and Authorization Procedures:  If the dollar amount of a Card Sale which a Cardholder wishes to charge with a Credit Card exceeds the Floor Limit, Zale agrees that it will obtain Citi Commerce’s prior Authorization for the dollar amount of the Card Sale, such Authorization to be obtained as follows:

(1)                                  in the case of a Card Sale being processed through access to the REPOS Service, Citi Commerce’s Authorization (whether granted or declined) will, subject to Section 2.(b)(vii)(2), be provided electronically through the REPOS Service, and

(2)                                  in the case of a Card Sale not being processed through the REPOS Service by reason of the Approved Sales Channel not being equipped with the REPOS Service or such Approved Sales Channel, being so equipped, being unable to access such REPOS Service for such Card Sale processing purposes or to receive Citi Commerce’s positive or negative Authorization, Citi Commerce’s Authorization (whether granted or declined) will be provided by a Representative of Zale telephoning, at no expense to Zale, Citi Commerce’s Authorization Department at the number supplied by Citi Commerce to Zale for that purpose in accordance with the Operating Regulations.

If Citi Commerce’s Authorization in respect of such Card Sales dollar amount is granted pursuant to either of the foregoing Card Sale Authorization processing methods, the Authorization number provided by Citi Commerce relative thereto must appear on the Sales Draft for such Card Sale in the space reserved therefor.  Zale (including its Approved Sales Channels) will not to reveal the Floor Limit to any Cardholder at any time.

(viii)                        Settlement for Net Card Sales:

(1)                                  Except as otherwise expressly provided for herein, Zale will submit all Transactions processed as Card Sales to Citi Commerce for Settlement purposes through the REPOS Service.

(2)                                  Citi Commerce will not be obligated to make a Settlement payment to Zale in respect of any Card Sale which is not submitted to Citi Commerce through the REPOS Service within thirty (30) Business Days of the date the Card Sale was incurred; or the date the Authorized Goods and Services to which that Card Sale relates were delivered by Zale to, or performed by Zale for, the Cardholder, whichever is later.

(3)                                  With respect to Card Sales processed by Zale through the REPOS Service and received by Citi Commerce before 12:00hrs. Eastern

Time on any Business Day, Citi Commerce will initiate a Settlement payment to Zale in the form an EFT credit to the Settlement Account in the amount of the Settlement owing by 14:00hrs Eastern Time on the Business Day immediately following the Business Day on which Citi Commerce received the related Sales Data for those Card Sales.  Citi Commerce will make such payment by crediting the Settlement Account with the amount of the Settlement owing (representing the subject Business Day’s Net Card Sales) via such EFT.

With respect to Card Sales processed through the REPOS Service and received by Citi Commerce after 12:00hrs. Eastern Time on any Business Day, Citi Commerce will initiate a Settlement payment to Zale in the form of an EFT credit to the Settlement Account in the amount of the Settlement owing by 14:00hrs. Eastern Time on the second Business Day immediately following the Business Day on which Citi Commerce received the related Sales Data for those Card Sales.  Citi Commerce will make such payment by crediting the Settlement Account with the amount of the Settlement owing (representing the subject Business Day’s Net Card Sales) via such EFT.

Each EFT required to be made under this Agreement will be at Citi Commerce’s sole cost and expense.

Neither Citi Commerce nor Zale will be liable to the other Party for any delays in receipt of Settlement funds or errors in Settlement Account entries caused by a third party not specifically engaged as a Contractor by either of Citi Commerce or Zale to perform its obligations hereunder.

Except for a Card Sale, the amount of which Citi Commerce has properly made the subject of a Chargeback to Zale pursuant to Section 2.(b)(xii), Zale will not have any right to receive a Settlement payment in respect of any Card Sale from any party except Citi Commerce unless and until the Card Sale has been assigned by Citi Commerce to Zale pursuant to Section 2.(b)(xii).

(ix)           Payment of Merchant Fees:  Except as otherwise provided in this Agreement, Citi Commerce will deduct from any Settlement payable to Zale under Section 2.(b)(viii) any Merchant Fees that are payable in respect of the Net Card Sales remitted during the period for which Settlement is being made.  Citi Commerce will provide Zale with the details of each Merchant Fees deduction in the form and within the time mutually agreed to by the Parties from time to time.

If any Settlement payment to be made to Zale by Citi Commerce under Section 2.(b)(viii) is insufficient to cover the Merchant Fees payable by Zale to Citi Commerce under this Section 2.(b)(ix), the deficiency will constitute a debt of Zale to Citi Commerce that is due and payable on demand.  Without restricting such other of its legal rights or remedies as may exist, Citi Commerce may, upon notice to Zale, offset such deficiency against future Settlement payments to be made by Citi Commerce to Zale under Section 2.(b)(viii) or, in its discretion (acting reasonably), demand payment of that debt.  For each demand made by Citi Commerce hereunder, Zale will repay such debt to Citi Commerce within five (5) Business Days of the date such demand is made; provided, however, that once such demand is made Citi Commerce may not otherwise offset such debt against any future payments to Zale unless, contemporaneously with such deduction and offset, it immediately credits the invoice sent to Zale demanding such payment

Neither Citi Commerce nor Zale will be liable to the other Party for any delays in receipt of funds or errors in account entries caused by a third party not specifically engaged as a Contractor by either of Citi Commerce or Zale to perform its obligations hereunder.

(x)                                   Revenue Sharing Payments:  Citi Commerce will make the Revenue Sharing Payments due and owing to Zale via an EFT credit to the Settlement Account at the rates and times prescribed by Attachment B.

(xi)           Cardholder Payments:  Zale, directly at its head office or at any Store location, may from time to time accept payments (“In-Store Payments”) on an Account, provided such acceptance is recorded and accounted for by Zale in accordance with the applicable provisions of the Operating Regulations.  Zale will notify Citi Commerce, in reasonable detail (including, without limitation, the name and Account number of the Cardholder making an In-Store Payment and the amount thereof) and by electronic transmission, of any In-Store Payments so received within one (1) Business Day after receipt thereof, and Citi Commerce may offset the amount of each such In-Store Payment from any Settlement amount due to Zale on the Business Day immediately following Citi Commerce’s receipt of such notice from Zale, and Zale will retain and become the rightful owner of such In-Store Payment.  In connection therewith, Citi Commerce hereby constitutes and appoints Zale and its Representatives, or any of them, as Citi Commerce’s attorneys-in-fact for the limited purpose of accepting cash and negotiating any and all other instruments received in connection with such In-Store Payments, and hereby authorizes Zale and its Representatives, or any of them, to take such action or actions as they, or any of them, may deem necessary or appropriate in connection therewith.  To the extent any cheque or other negotiable instrument is tendered and accepted as an In-Store Payment and is dishonoured for any reason whatsoever, and Citi Commerce has offset the amount thereof as provided herein, Citi Commerce will promptly pay or credit Zale with the amount of such dishonoured cheque or other negotiable instrument, plus a recovery fee of Twenty-Five Dollars ($25.00) per incident, in accordance with the provisions of the Operating Regulations.

(xii)                             Chargeback Rights and Procedures:

(1)                                  To the extent (and only to the extent) that a Chargeback condition specified in Attachment A has occurred, Citi Commerce may process a Chargeback to Zale, in the form of an EFT debit to the Settlement Account, for the amount of a Card Sale or an Account balance, or any disputed portion thereof, to which the Chargeback relates, but only if and to the extent Citi Commerce has suffered financial loss.  However, in no event will Citi Commerce have the right to process any Chargeback more than twelve (12) months after the Transaction date of the Card Sale giving rise to such Chargeback (plus the period of any special credit plan applicable to such Card Sale that provides for deferral of principal payments).

(2)                                  Except to the extent required by Applicable Law, Citi Commerce will not process any Chargeback to Zale under this Section 2.(b)(xii) based upon a Card Sale merchandise or billing dispute by a Cardholder without first giving Zale written notice of such dispute.

(3)                                  Citi Commerce will, on a monthly basis, provide Zale electronically with a chargeback report (the “Chargeback Report”), in such format as is mutually agreed to by the Parties from time to time, of all Chargebacks processed in the form of an EFT debit to the Settlement Account by Citi Commerce under this Section 2.(b)(xii) during the immediately preceding month (such Chargeback Report to specify in reasonable detail the name and Account number of each Cardholder with respect to which such Chargeback is being processed, the amount of such Chargeback, the reasons for such Chargeback, the applicable Chargeback code prescribed therefor by Attachment A, and whether Citi Commerce has previously paid Zale for the related Card Sale).

(4)                                  If Citi Commerce processes a Chargeback to Zale under this Section 2.(b)(xii) and the disputed amount is subsequently paid to Citi Commerce by the Cardholder, Citi Commerce will promptly, and in any event within three (3) Business Days of Citi Commerce’s receipt of such payment (in cleared funds), reimburse Zale for the amount so paid by Cardholder.

(5)                                  Zale will have the right to pursue and collect any amount from a Cardholder to the extent Citi Commerce has processed a

Chargeback to Zale under this Section 2.(b)(xii), and upon any such Chargeback being so processed, Citi Commerce hereby automatically and without any further action assigns to Zale all of Citi Commerce’s right, title and interest in, to and under all such amounts which are the subject of a Chargeback hereunder and constitutes and appoints Zale and its Representatives, or any one of them, as its attorneys-in-fact for the limited purposes of collecting each and every such amount, which payments and credits will be the sole property of and for the benefit of Zale.

(6)                                  Chargeback amounts charged back to Zale by Citi Commerce under this Section 2.(b)(xii) will not include any Citi Commerce-imposed fees or finance charges, and will be increased or reduced, as the case may be, by any amount previously charged or credited to Zale, as Merchant Fees or other fees in respect of any amount included in a Chargeback.  If Citi Commerce has previously paid to Zale the amount which was the subject of the Chargeback, Zale will repay such amount to Citi Commerce.  All credits and charges occurring since the end of the period covered by the last Chargeback Report will be reflected in each Chargeback Report (except that the first Chargeback Report will reflect Chargebacks since the Effective Date).

(7)                                  Citi Commerce is not required to pay Zale for any Card Sale which is the subject of a Chargeback that Citi Commerce is permitted to process to the Settlement Account under this Section 2.(b)(xii).  If Citi Commerce has already paid Zale for such Card Sale, Zale will pay Citi Commerce, within thirty (30) days after receipt of each Chargeback Report, the full amount of the Chargebacks due to Citi Commerce as reflected in such Chargeback Report, unless Zale disputes Citi Commerce’s right to make such Chargeback.  If Zale disputes a Chargeback, it will so notify Citi Commerce of such dispute and Citi Commerce and Zale will attempt to resolve such dispute in accordance with the dispute resolution procedures set out in Section 12.  Notwithstanding anything contained herein to the contrary, Chargebacks will not be subject to offset against any Settlement amounts payable to Zale from time to time under Section 2.(b)(viii).

(xiii)                          Document Retrievals:

(1)                                  Zale agrees to respond in a timely manner to the requests of Citi Commerce for originals or copies of Applications, Sales Drafts and Return Vouchers.  When Zale receives an initial request from Citi Commerce, Zale will only be obligated, regardless of whether such request is for an original or a copy, to provide Citi Commerce with a copy of the requested Application, Sales Draft or Return

Voucher, so long as Citi Commerce’s request occurs within the agreed-upon document retention period specified in Section 2.(b)(ii)(3)(VI) for Applications or in Section 2.(b)(vi)(5) for Sales Drafts and Return Vouchers.  If Citi Commerce is subsequently required by the Cardholder to provide an original of such Application, Sales Draft or Return Voucher, Citi Commerce will make a subsequent request to Zale for the original and Zale will provide such original to Citi Commerce, provided, once again, the subsequent request occurs within the agreed-upon document retention period.

(2)           Citi Commerce will present all requests for originals or copies of Applications, Sales Drafts or Return Vouchers in the format outlined in, and in accordance with, the Operating Regulations.

(3)           At the time Zale provides Citi Commerce with an original or copy of a Sales Draft, Zale will also provide Citi Commerce with the Authorization number of the Card Sale if the Approved Sales Channel received verbal positive Authorization for such Card Sale at the time it was incurred.

(4)           Citi Commerce will have full Chargeback recourse to Zale under Section 2.(b)(xii) with respect to any Card Sale for which Zale does not supply the original or copy of a Sales Draft within thirty (30) days of the request therefor by Citi Commerce in accordance with this Section 2.(b)(xiii), unless the Parties agree to an extension.

(5)           Citi Commerce will have full Chargeback recourse to Zale under Section 2.(b)(xii) with respect to any Card Sale for which Zale does not supply the original or copy of an Application to which the provisions of Section 2.(b)(ii)(2) apply within thirty (30) days of the request therefor by Citi Commerce in accordance with this Section 2.(b)(xiii), unless the Parties agree to an extension.

(xiv)                         Cardholder Claims and Complaints:

(1)                                  Zale will deal with any and all Cardholder Claims or complaints regarding Authorized Goods and Services purchased from Zale pursuant to a Card Sale.  Citi Commerce is prohibited from dealing with any such Cardholder Claim or complaint and will forthwith direct all such Cardholder Claims and complaints to Zale.

(2)           Zale agrees that all Cardholder refund Claims and billing disputes (including errors and/or omissions) respecting the underlying Transaction for any Card Sale must be settled directly between Zale and the Cardholder; provided, however, that if any refund or other monetary adjustment is properly payable by Zale to the Cardholder, such refund or adjustment will be made by means of Zale issuing a Return Voucher in respect thereto in the prescribed manner.

(c)                                  Ownership of Accounts, etc.:  Citi Commerce will be the sole and exclusive owner of the Accounts and the Related Account Rights, the Credit Cards, the Cardholder Agreements, the Receivables, the Cardholder List and the Cardholder Information.  Citi Commerce and its Affiliates will be entitled to utilize the Cardholder List and Cardholder Information in connection with the operation of the Private Label Program, the marketing of Ancillary Products and Services and products and services offered by Citi Commerce’s Affiliates, and for such other purposes as may be authorized pursuant to this Agreement.  Citi Commerce will include on the system record for the Accounts a specific portfolio identifier, the purpose of which is to identify the Accounts as being originated pursuant to the Private Label Program.  The system record identifier for the Accounts originated pursuant to the Private Label Program will be different from the system record identifier used by Citi Commerce for any other credit cards, plans or programs that it owns or operates during the term of this Agreement.  During the Term of this Agreement, Citi Commerce will not sell, lease, transfer or otherwise dispose of all or any part of the Accounts or the Related Account Rights, the Cardholder Agreements, the Receivables, the Cardholder List or the Cardholder Information or any interest therein; provided, however, that Citi Commerce may:

(i)            subject to Applicable Law, securitize all or a portion of the Accounts (including all Cardholder Information in respect thereto) and their Related Account Rights and Receivables at any time, and

(ii)           sell charged-off Accounts (including all Cardholder Information in respect thereto) and their Related Account Rights and Receivables in the ordinary course of its collection strategies and otherwise in accordance with its credit policies as in effect from time to time.

During the Term of this Agreement, Zale will not use or permit any of its Affiliates to use, or authorize any third party to use, the Cardholder List or any Cardholder Information for any purpose without the prior written consent of Citi Commerce (such consent not to be unreasonably withheld or delayed), such use to be made (if at all) subject to and in compliance with the Privacy Laws.

Zale will be the sole and exclusive owner of all Zale Customer Information at all times and, subject to the Privacy Laws, may use the same for Private Label Program marketing and promotion under Section 3.

(d)                                 Credit Card Terms:  The Pricing and payment terms to be offered by Citi Commerce on Accounts as of the Effective Date are set out in Attachment G.  Citi Commerce will have the sole authority, with reasonable input from Zale, to determine and modify from time to time the Pricing and payment terms of the

Accounts and Cardholder Agreements, including interest rates, service fees and other charges, expiration date, revolving terms (if any), balance and finance charge calculations, minimum payment requirements, payment dates, grace periods (if any), and credit limits.  Zale will have sole authority, within Applicable Law and with reasonable input from Citi Commerce, to determine and modify, from time to time, any administration fee charged at the point of sale and evidenced on a Sales Draft to a Cardholder related to a credit plan.

Citi Commerce will provide not less than sixty (60) days prior written notice to Zale of any proposed changes to the Pricing and payment terms of the Cardholder Agreements.  The Parties agree that a shorter written notice period may apply to a proposed change to the Pricing and payment terms of the Cardholder Agreements if required by Applicable Law.  Moreover, notwithstanding any other provision hereof to the contrary, the parties agree that during the Term of this Agreement, the Pricing and payment terms hereunder will not competitively disadvantage Zale as to the pricing and payment terms offered by a majority of specialty jewellery retailers and department stores as outlined in Attachment L.  The identified retailers outlined in Attachment L are subject to change, from time to time, as mutually agreed upon by the parties and the agreed upon list in Attachment L is not to exceed seven (7) retailers.

The Parties agree that, subject to Zale’s prior written approval (such approval not to be unreasonably withheld or delayed), cash advance services on Accounts may be offered to Cardholders in the future.  If the Parties agree to offer cash advance services to Cardholders (and Zale has approved the same), the credit line assignment on an Account will include a separate credit limit for Card Sales and cash advances.

(e)                                  Credit Card Plastics:  Citi Commerce will be responsible for the printing and distribution of card plastics for Credit Cards (including the issuance of replacement or renewal card plastics in the ordinary course of the operation of the Private Label Program) and for all costs and expenses related thereto.  Citi Commerce will be responsible for determining any necessary legal disclosures that should appear on the card plastic for Credit Cards and the technical specifications for the card plastic (including size and magnetic stripe requirements), it being understood that such technical specifications must be consistent with Zale’s point-of-sale network requirements.  The card plastic design will be subject to the prior review and approval of Zale, which approval will not be unreasonably withheld or delayed.  In the event that Zale notifies Citi Commerce in writing of its desire to (i) change the Brand identity or design of the card plastic from the Brand identity or design approved by Zale and used by Citi Commerce as of the Effective Date, or (ii) add a Brand to the Private Label Program, Citi Commerce agrees to use commercially reasonable efforts to begin to issue the re-Branded/redesigned/new cards with such new Brand identity or redesign within three (3) months following receipt of such written notice, which notice will be accompanied by camera-ready artwork and design specifications.  In the event that the new Brand or re-Branded/redesigned plastics are to be utilized for a re-issue to existing cardholders, Citi Commerce agrees to use its commercially reasonable efforts to re-issue the re-Branded/redesigned cards with such new Brand identity or redesign within six (6) months, following receipt of such written notice, which notice will be accompanied by camera-ready artwork and design specifications.  The design of the re-Branded/redesigned card plastic will be subject to approval of Citi Commerce, which approval will not be unreasonably withheld or delayed.  Zale will be responsible for all costs and expenses associated with the design, printing and distribution of the new/re-Branded/redesigned Credit Cards pursuant to this Section 2.(e) (other than the issuance by Citi Commerce of replacement or renewal card plastics in the ordinary course of the operation of the Private Label Program).

Notwithstanding the foregoing, all costs and expenses to issue or re-issue card plastics for Credit Cards that would be incurred as part of a marketing initiative under the Private Label Program will be subject to separate financial analytics to support the financial contribution each Party is willing to make to such re-issuance.  Each Party will share the key assumptions of its analysis with the other Party.

(f)                                    Credit Criteria and Review:  Subject to the terms and conditions of this Agreement, Citi Commerce will receive Applications for Card Accounts and approve or decline Accounts in accordance with its prevailing Account Issuance Criteria.

Citi Commerce, in its sole discretion and acting reasonably, will make fair and impartial decisions on the adjudication of Applications and the management of credit lines based on defined lending criteria, to minimize the risk to the Receivables and to acquire and maintain customers for Zale and Citi Commerce.  Credit policies and business practices of Citi Commerce must comply with both Canadian federal and provincial/territorial legislation.  Citi Commerce may make changes to the lending criteria from time to time as Citi Commerce reasonably deems necessary, and such changes will not require the approval of Zale; provided however, that Citi Commerce will give Zale at least thirty (30) days notice of any such change that is a material change.  Citi Commerce will decision each Application in accordance with the terms hereof (including the Service Level and Performance Standards) as set out in Section 5.(b) of this Agreement.

(g)                                 Customer Satisfaction:  At all times during the Term of this Agreement, Citi Commerce will maintain or provide for the necessary telephone lines, computer and equipment capacity, application software and adequately trained staff necessary to provide service to Cardholders and new Account applicants, all in accordance with the Operating Regulations and the Service Level and Performance Standards.

(h)                                 Privacy:  During the Term of this Agreement:

(i)            Each of the Parties agrees to comply with its own privacy policies and guidelines, the Privacy Laws and this Section 2.(h).  Each Party will use all personal information, within the meaning of the Privacy Laws, about Applicants and Cardholders collected or received by it from the other Party or handled or processed by it on behalf of the other Party under this Agreement (hereinafter referred to as “Personal Information”) only for the purposes authorized in this Agreement, and will not, for any reason, use the Personal Information for other, or its own purposes.  Each Party will have the right, on reasonable notice, to audit or review the other Party’s processes and procedures to ensure that Personal Information is not being collected, used or disclosed in an unauthorized manner, and that the provisions of this Agreement are being fully complied with.

(ii)           Each Party will ensure that all Personal Information collected, received, handled or processed by it under this Agreement, irrespective of the format in which it is contained, is protected by security safeguards appropriate to the sensitivity, amount, distribution, format and method of storage of that Personal Information, in accordance with all applicable federal and provincial legislation relating to privacy of information, including but not limited to the Privacy Laws.

(iii)          Each Party acknowledges that it will, or has implemented policies and procedures with respect to its own collection, use, disclosure, retention and destruction of any Personal Information, and agrees, for the purposes of this Agreement, to comply with such policies and procedures, as they may be developed and revised from time to time.  Further, each Party agrees to protect, and not disclose, the other Party’s Personal Information with procedures and security safeguards which provide at least the same level of protection as afforded by that Party with respect to the same or similar use of its most sensitive Personal Information.  Each Party agrees that, from time to time, it will review its procedures and security safeguards, through risk assessments, benchmarking or other means, to determine whether they are still consistent with applicable privacy legislation, appropriate to the risks, and consistent with best practices, and if not, agrees to revise same as required.  Each Party agrees to provide not less than thirty (30) days advance written notice to the other Party of any change that may be required, and the Parties must mutually agree to the change prior to its implementation.  However, in the case of a change that is a regulatory mandated change, each Party must provide written notice of the change to the other Party as promptly as possible before its implementation.

(iv)          Depending on the determination of the sensitivity of Personal Information, each Party will implement appropriate methods of protection for that Personal Information, including, if applicable, physical measures (such as locked cabinets and restricted office access), organizational measures (such as use of non-disclosure agreements, security clearances, limiting access on a “need to know” basis), and technological measures (such as use of passwords and encryption).  In addition, each Party will ensure that appropriate disaster recovery and back-up plans and procedures are in place with respect to Personal Information in its possession.

(v)                                 Each Party will ensure that the Personal Information collected, handled, or processed by it under this Agreement is as accurate, complete and up-to-date as is reasonably necessary for the purposes for which it is to be used, and can be retrieved upon request within a reasonable period of time.

(vi)                              In the event that either Party receives a request from an individual for access to, or information about their Personal Information, or a complaint about how their Personal Information has been handled, and such Personal Information is in the possession of the other Party, such other Party will retrieve within a reasonable period of time any and all of such Personal Information and provide it, along with any further assistance required, to the other Party or the individual requestor, at all times acting in accordance with the applicable Privacy Laws.

(vii)         The Parties acknowledge and agree that injunctive relief will be available at any time in the event of any misuse of Personal Information by a Party, or the breach of confidentiality and privacy obligations set out in this Agreement.  In no event will any dispute between the Parties hereto, including with respect to fees and payment thereof, allow either Party to deny access to, or retain custody of Personal Information.

(viii)        If either Party becomes aware of any breach of confidentiality and privacy relating to the Personal Information it has collected from, or on behalf of the other Party, it will, within forty-eight (48) hours of discovering the breach, notify the other Party’s designated Privacy Officer (the “Privacy Officer”) of same.

(ix)           Upon expiry or earlier termination of this Agreement, each Party will promptly return to the other Party all Personal Information collected from, or on behalf of, the other Party still in its possession, or destroy same, in accordance with the other Party’s express instructions.  Except as otherwise provided for in this Agreement and the Privacy Laws, no Party will retain any Personal Information after the expiry or termination of this Agreement.

(x)            Each Party will indemnify and hold harmless the other Party against any and all Claims, penalties, damages or costs of any kind (including, without limitation, legal fees on a solicitor-client basis) incurred by or assessed against it as a result of the other Party’s collecting, handling or processing of Personal Information in contravention of the provisions of this Agreement.

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(i)            Zale Privacy Promise:  Zale has made a formal privacy promise to its customers regarding the use of personal information about those customers.  A copy of that formal privacy promise is attached as Attachment F.  Citi Commerce has reviewed the Zale Privacy Promise and will not take any action that would result in Zale being in violation of Section 2.(h).

(j)            MIS Reporting:  Citi Commerce will provide the management information reports listed in Attachment C to Zale, all in the format mutually agreed to by the Parties from time to time and with the frequency prescribed by Attachment C.

3.                                      Private Label Program Marketing:

(a)                                  New Account Acquisition and Cardholder Development:

(i)                                     Marketing Plans:  Citi Commerce and Zale will meet on a periodic basis to review the marketing plan for New Account Acquisition and Cardholder Development.

(ii)                                  Implementation of Marketing Plans:  Citi Commerce and Zale will be responsible for implementation of the marketing plans and may contract with one or more third parties in connection with the implementation of such plans.  Citi Commerce will control, with reasonable input from Zale, the design and production of all materials (including all Solicitation, telemarketing scripts and fulfillment materials) for New Account Acquisition marketing and Cardholder Development; provided that such materials that include any of the Zale Marks will be presented to Zale for its review and approval pursuant to Section 9.(b).  Zale agrees to cooperate with Citi Commerce to provide reasonable access to relevant data and information, if any, maintained by Zale that may be of assistance to Citi Commerce in connection with the development and implementation of New Account Acquisition plans; provided that any such access will be subject to such limitations, restrictions and prohibitions as may be imposed by contracts by which Zale is bound and/or by Applicable Law.

(b)                                 In-bound Telephone Calls:  Citi Commerce will maintain at its cost and expense a toll-free telephone number for purposes of accepting in-bound telephone and Approved Sales Channels in-store Applications for Credit Cards.

(c)                                  Account Statements and Account Statement Messages:  Citi Commerce will control (with reasonable input from Zale) the form, format, design and content, including any legally required (as determined by Citi Commerce) disclosures or descriptions, of the Cardholder Account statements.  All Account statement marketing or promotional messages that include any of the Zale Marks will be provided to Zale for its review and approval pursuant to Section 9.(b).  Citi Commerce will be entitled to include any of the Zale Marks on the Cardholder Account statement messages to individual Cardholders for operational purposes,

Cardholder Development purposes, Ancillary Products and Services purposes or any other Private Label Program-related purpose.

(d)                                 Account Statement Inserts:  Subject to the requirements of this Section 3.(d), Zale will be periodically entitled to include Account statement inserts in Cardholder Account statements from time to time during the Term of this Agreement for purposes of promotions associated with Authorized Goods and Services or its Brand image, the timing and frequency of such Account statement insert inclusions to be mutually determined and agreed to by the Parties from time to time.

Zale will be responsible for all costs and expenses related to the development and printing of inserts, and delivery of such Account statement inserts to the location designated by Citi Commerce at least ten (10) Business Days prior to the scheduled insertion date.  All proposed inserts must comply with Citi Commerce’s standard insert specifications (including but not limited to specifications relating to size and weight) which may be modified from time to time by Citi Commerce in its sole discretion; provided, however, that Citi Commerce will provide Zale with not less than ninety (90) days advance written notice of any change in the specifications.  Citi Commerce will control, with reasonable input from Zale, the priority and timing of any proposed statement insert, it being understood that any inserts of legal notices or information (as reasonably determined by Citi Commerce) will have priority over any Zale insert.  Zale will notify Citi Commerce not less than thirty (30) days prior to the calendar month it desires to include any statement inserts in the upcoming calendar quarter.  Except as expressly stated in this Agreement, Citi Commerce will control, with reasonable input from Zale, all statement inserts and ancillary materials included in Cardholder account statements.  Citi Commerce will provide to Zale on a monthly basis a copy of all inserts included in Cardholders account statements for the preceding month.

(e)                                  Take-One Applications:  Citi Commerce will control (with reasonable input from Zale) the form, format, design and content, including any legally required (as determined by Citi Commerce) disclosures or descriptions, of the take-one Applications; provided that take-one Applications that include any of the Zale Marks will be provided to Zale for its review and approval pursuant to Section 9.(b).  Citi Commerce will be responsible for all costs and expenses of printing take-one Applications and delivering such take-one Applications to Store locations; provided, however, that in the event that Zale requests that Citi Commerce reprint take-one Applications in connection with any new Brand image or redesign (other than in connection with a normal reprinting and resupply by Citi Commerce), Zale will be responsible for all such printing and delivery costs and expenses.  All costs and expenses of printing and distributing such take-one Applications must be agreed to by the Parties before such costs and expenses are incurred.

(f)            In-Store Promotions:  Zale will use commercially reasonable efforts to market and promote the Private Label Program and the use of Credit Cards through point-of-sale promotions at or through Approved Sales Channels.  In this regard, Zale agrees to reasonably cooperate with Citi Commerce in connection with the development of customary in-store and point-of-sale promotional materials (including but not limited to counter displays and tent cards, in-store banners, store signage, etc.).  Such promotional materials will be deemed to be Zale Branded Materials and will be subject to review and approval by Zale pursuant to Section 9.(b).  All costs and expenses of printing and distributing such customary in-store and point-of-sale promotional materials must be agreed to by the Parties before such costs and expenses are incurred.

(g)                                 Zale Marketing Initiatives:  In the event that Zale desires to market Authorized Goods and Services to Cardholders using the Cardholder List, Citi Commerce will not unreasonably withhold its consent for such products and services and will cooperate with Zale to implement and administer, either directly or indirectly through a third party selected by Citi Commerce for this purpose, such marketing initiatives on behalf of Zale, subject to the following:

(i)                                     Zale will be responsible for all costs and expenses (including Citi Commerce’s internal costs and expenses) relating to Citi Commerce’s cooperation, implementation and administration of such Zale marketing initiatives,

(ii)           such marketing initiatives will be limited to not more than one (1) per calendar quarter except for the fourth calendar quarter in which Zale will have the right to undertake up to two (2) such marketing initiatives.  All materials related to a Zale marketing initiative pursuant to this Section 3.(g) will be subject to the review and approval of Citi Commerce pursuant to Section 9.(c), and

(iii)          Zale will use the applicable forms of required disclosures provided by Citi Commerce to Zale if Zale includes a reference to any special financing plans offered by Citi Commerce in advertisements of Authorized Goods and Services by Zale to Cardholders and the general public in Canada.

(h)                                 Ancillary Products and Services:  Citi Commerce and its Affiliates will have the exclusive right to market Ancillary Products and Services to Cardholders using the Cardholder List.  Citi Commerce and its Affiliates will have exclusive control over the development of marketing plans for Ancillary Products and Services, the creation, development and production of all promotional materials for Ancillary Products and Services, and the distribution and frequency of such marketing efforts.  Any solicitation of a Cardholder for an Ancillary Product or Service that includes any of the Zale Marks, will be provided to Zale for its review and approval pursuant to Section 9.(b).  Citi Commerce will obtain the approval of Zale for any plan or marketing materials related to the offering of Ancillary Products and Services, such approval not to be unreasonably withheld or delayed.

All costs and expenses related to the marketing of Ancillary Products and Services will be borne by Citi Commerce and its Affiliates.

(i)                                     Marketing of Credit Insurance:  During the term of this Agreement and subject to the Privacy Laws, Zale will have the exclusive right to market Credit Insurance to Applicants, using Citi Commerce’s standard form of Application for that purpose.  All text about Credit Insurance to be included on Citi Commerce’s standard form of Application (or in any other Zale solicitations or other marketing materials referenced in Section 9.(c)) must comply with Applicable Law and is subject to the prior written approval of Citi Commerce, such approval not to be unreasonably withheld or delayed.

Zale agrees that Citi Commerce will deduct and retain a fee equal to the mutually agreed to percentage of the net billed premium earned on the sale of Credit Insurance to Cardholders under this Agreement, as set out in the Insurance Administrative Services Agreement in Attachment M.  In doing so, it is understood and agreed by the parties that no Merchant Fees will apply to insurance premiums on Credit Insurance charged to Accounts under this Agreement.

(j)                                     Prohibition on Marketing Other Cards:  During the term of this Agreement, Zale will not, without the prior written approval of Citi Commerce, issue, market, promote or offer within Canada any general purpose or private label credit card (excepting Credit Cards) or any consumer financing plan, and will not enter into any agreement or arrangement with any Affiliate or third party that provides for the issuance, marketing, promotion or offering within Canada of any general purpose or private label credit card or any consumer financing plan; provided, however, that nothing in this Section 3.(j) or any other provision of this Agreement will prohibit Zale from:

•                                          accepting any payment method (e.g. American Express, Diners Club/enRoute, Interac Direct Payment, MasterCard, NOVUS/Discover or VISA) in payment for Authorized Goods and Services,

•              displaying at any point of purchase signs or decals indicating the types of payment accepted at that location, and

•                                          participating in a Second Look Program with another Person, as permitted by Section 5.(c).

(k)                                  Ownership and Marketing Materials:  Citi Commerce will be the sole and exclusive owner of all designs, graphic layouts and materials developed by Citi Commerce in connection with all of the marketing and promotional activities contemplated pursuant to this Section 3.; provided, however, that Zale will be the sole and exclusive owner of any card plastic design, including all copyrights to the card plastic design, all Account statement messages and Account statement inserts developed by it pursuant to Section 3.(c) and Section 3.(d), all materials used in connection with Zale marketing initiatives pursuant to Section 3.(g), and all Zale Marks.  In the event that Zale develops a unique or original marketing idea or process associated with the marketing of Credit Cards, Zale, in its sole discretion, may offer Citi Commerce a license to use such marketing idea or process.

(l)                                     Inactive Accounts:  Citi Commerce will not purge any Account from its operating system because of lack of debit or credit activity, excepting any such Account which has not had any debit or credit activity for a period of at least thirty-six (36) consecutive months, or such other period as may be agreed to by the Parties.

4.                                      Client Relationship Team and Program Committee:

(a)                                  Client Relationship Team:

(i)                                     Structure:  The ongoing operations of the Private Label Program will be subject to the continuing review of a client relationship team (the “Client Relationship Team”).  The Client Relationship Team will consist of Representatives of both Zale and Citi Commerce.  Each of Citi Commerce and Zale will be entitled to remove one or more of its Representatives and appoint substitute Representatives at any time and from time to time during the Term hereof upon written notice to the other Party.

(ii)                                  General Responsibility:  The Client Relationship Team will be the principal management interface between the Parties with respect to the day-to-day operations of the Private Label Program.  The Client Relationship Team will cooperate and work together to expeditiously resolve problems which arise from time to time in connection with the implementation and operation of the Private Label Program and to facilitate the exchange of information between Citi Commerce and Zale.  Responsibilities of the Client Relationship Team will include, without limitation, approving annual business plans and goals for operating performance, monitoring actual operating results against milestones and expectations, dealing with day-to-day operational matters that arise in connection with the Private Label Program, reviewing and approving Material Changes to the Private Label Program proposed by Citi Commerce, identifying market trends and analyzing the implications thereof for the Private Label Program, and sponsoring Private Label Program improvement opportunities.  Citi Commerce agrees that, upon Zale’s reasonable request and subject to the Privacy Laws, it will provide three (3) of Zale’s Client Relationship Team members with read-only online access to Citi Commerce’s Cardholder records and that, to the full extent permitted by Applicable Law, Citi Commerce will disclose any or all of such Cardholder records to such designated members for reasons of Account dispute resolution, issues regarding Returns and Chargebacks, Party disputes and similar purposes.

(iii)                               Specific Duties:  Citi Commerce agrees that it will not make any Material Change without giving the Client Relationship Team prior notice of such change at such time and in such manner as to allow the Client Relationship Team an opportunity to discuss the proposed Material Change and its likely implications, and to secure the approval or disapproval, as the case may be, of the Client Relationship Team in connection therewith.  Without limiting the generality of any of the foregoing, in addition to the responsibilities provided herein, the Client Relationship Team will serve as the forum in which Zale and Citi Commerce will at the appropriate time, or from time to time, as the case may be:

(1)           review and approve New Account Acquisition and Cardholder Development plans proposed by Citi Commerce and/or Zale and any marketing plans and related implementation schedules as developed by Zale;

(2)                                  review and approve any proposal concerning special inserts, messages or letters to be included in Account statements to the extent such proposal is required to be approved by the Client Relationship Team as provided herein;

(3)                                  discuss and approve any proposals for new Card products;

(4)           discuss and approve or disapprove, as the case may be, any Material Changes proposed by Citi Commerce and/or Zale;

(5)           discuss issues related to processing and servicing the Accounts, Cardholders and Approved Sales Channels;

(6)           discuss and recommend actions to achieve improvement in the effectiveness and efficiency of Private Label Program operations;

(7)           discuss plans for major systems changes which are not also Material Changes affecting the Private Label Program and recommend action as needed;

(8)                                  manage priorities and approve the implementation of any systems interface between Zale and Citi Commerce or designees of either Party;

(9)                                  determine Card specifications, including size, type of plastic, encoding and magnetic stripe;

(10)         discuss and develop proposals for new credit plans and other proposals and programs to maximize Card Sales;

(11)         discuss and approve language and terms related to the Private Label Program, use of the Cards to purchase Authorized Goods and Services, and any terms and conditions to be included in Zale print, televised or other advertisements and catalogues governing or inviting purchases of, as the case may be, Authorized Goods and Services;

(12)         discuss such other marketing and operational matters in respect of the Private Label Program as are deemed appropriate by the Client Relationship Team or the Parties hereto;

(13)         discuss unsatisfactory performance relative to the Private Label Program and develop plans and proposals to address such unsatisfactory performance;

(14)                            discuss and approve any changes to Settlement or reconciliation files; and

(15)                            conduct periodic portfolio performance reviews.

(iv)                              Operational Oversight; Meetings; Voting and Records:

(1)           The Client Relationship Team members will interface regularly as may be necessary or appropriate to achieve the purposes set forth above, and will work closely on all operational matters pertaining to the Private Label Program.

(2)                                  Each of Zale and Citi Commerce will be entitled to one vote with respect to all matters to be voted upon by the Client Relationship Team, regardless of the number of members each Party has representing it on the Client Relationship Team.  Any one of the representatives of Zale and Citi Commerce may cast the vote allocated to Zale or Citi Commerce, as the case may be, in the manner determined by such Representatives.  Any matter requiring approval of the Client Relationship Team will require the affirmative vote of both Zale and Citi Commerce, and failure to gain the affirmative vote of each Party will constitute disapproval of such matter.  Upon any such disapproval, either Party may reintroduce such matter, with such modification or amendment deemed appropriate by such Party in its reasonable discretion.  If such matter is once again disapproved, at the option of the introducing Party, it will become a Dispute to be resolved by the Program Committee in accordance with Section 4.(b)(ii).

(b)                                 Program Committee:

(i)                                     Structure:  For the purpose of periodically reviewing the Private Label Program and resolving any claim, controversy or dispute between Citi

Commerce and Zale arising out of relating to, or in connection with this Agreement or the agreements and transactions contemplated hereby, including the interpretation, validity, termination or breach of this Agreement and any deadlock of the Client Relationship Team (any such claim, controversy or dispute hereinafter called a “Dispute”), Citi Commerce and Zale will establish and maintain a Program Committee (the “Program Committee”).  The Program Committee will consist of an equal number of senior management Representatives of both Zale and Citi Commerce.  The Program Committee will establish the number of Representatives to be appointed to the Program Committee from time to time; provided, however, that each of Citi Commerce and Zale will always have an equal number of Representatives.  The initial number of such Representatives for each of Zale and Citi Commerce will be three (3), and the initial members of the Program Committee will be those individuals occupying the positions listed in Attachment H.  Each of Zale and Citi Commerce will be entitled to remove one or more of its Representatives and appoint substitute Representatives at any time and from time to time during the term hereof upon written notice to the other Party.

(ii)                                  Program Committee Meetings:  The Program Committee will meet (in person or by telephone or video conference) at such times and places as may be decided by the members of the Program Committee; provided, however, that the Program Committee will meet (1) unless otherwise agreed by the Parties, at least semi-annually to discuss the status of the Private Label Program; (2) within five (5) days after either Party notifies the other Party of a Dispute; and (3) as often as may be reasonably necessary to gather information with respect to the matter which is the subject of any such Dispute and which is appropriate and germane to its resolution.  The Program Committee will discuss each such Dispute and negotiate in good faith in an effort to resolve such Dispute as promptly and efficiently as reasonably possible.  The members of the Program Committee will appoint an acting chairman and adopt such other rules to facilitate the conduct of meetings as are agreed to by the members from time to time.  Each of Zale and Citi Commerce will be entitled to one vote with respect to all matters to be voted upon by the Program Committee.  Any one of the Representatives of Zale and Citi Commerce may cast the vote allocated to Zale or Citi Commerce, as the case may be, in the manner determined by such Representatives.  The presence of a Representative of both Zale and Citi Commerce who is authorized to vote will constitute a quorum for meetings of the Program Committee.  Any matter requiring approval of the Program Committee will require the affirmative vote of both Zale and Citi Commerce, and failure to gain the affirmative vote of each Party will constitute disapproval of such matter (a “Disapproved Matter”).  The Program Committee will keep a written record of its proceedings, which record will be reviewed and approved by one Representative of each of Zale and Citi Commerce designated by the respective Parties for such purpose.

(iii)          Unresolved Disputes and Disapproved Matters:  Any Dispute that cannot be resolved by the Program Committee, and each Disapproved Matter, will be resolved in accordance with the dispute resolution procedures prescribed by Section 12.

5.                                      Operating Regulations; Service Level and Performance Standards; Second Look Program; 40% Down Payment Program:

(a)                                  Operating Regulations:  Citi Commerce and Zale have established certain operating procedures setting out in greater detail the technical standards, obligations and responsibilities of Citi Commerce and Zale with respect to Card Sale Authorization, sales data capture, processing and routing system requirements, Application, Sales Draft and Return Voucher retrievals and Chargeback procedures, such operating procedures being set out in Attachment A.  The Parties will maintain and perform their obligations under this Agreement in compliance with the Operating Regulations.

Citi Commerce reserves the right to amend the Operating Regulations from time to time during the Term of this Agreement, but no such amendment will be binding on Zale until the amendment (including its effective date) has been approved by the Program Committee.  However, in the case of an amendment to the Operating Regulations that is a regulatory mandated change, the Program Committee will work to implement such change within the mandated timeframe.  Zale will receive written notice of the amendment as promptly as practicable before its implementation.

(b)                                 Service Level and Performance Standards:  Except as may otherwise be expressly provided in this Agreement, Citi Commerce will maintain and perform its obligations in compliance with the Service Level and Performance Standards in respect of the Private Label Program in accordance with Attachment D throughout the Term of this Agreement.  The performance of Citi Commerce against the Service Level and Performance Standards will be reported by Citi Commerce to Zale on a monthly basis (no later than 30 days after the end of each month provided the data is available) during the Term of this Agreement.  The Service Level Standards may, from time to time, be revised upon the mutual agreement of the Parties.

(c)                                  Second Look Program:  At any time during the Term of this Agreement, Zale may request in writing that Citi Commerce work with Zale to develop one or more `Second Look Programs’ (each a “Second Look Program”) which are designed to offer credit services to certain Applicants who do not otherwise qualify for the issuance of an Account under Citi Commerce’s then current Account Issuance Criteria.  In such event, Citi Commerce will use good faith efforts to develop and present to Zale, no later than ninety (90) days after the date of any such request, an initial draft of the Second Look Program; provided that this provision will not be deemed to create any obligation on the part of Citi Commerce or Zale to implement such a Second Look Program.  If, after the expiration of any such 90-day period Citi Commerce notifies Zale that Citi Commerce cannot or will not develop a Second Look Program, or Zale and Citi Commerce attempt to negotiate the terms and conditions of such a Second Look Program but are unable to do so within a reasonable period of time (not to exceed 45 days after presentation of a proposed Second Look Program by Citi Commerce to Zale), then Zale will be free to negotiate and enter into a Second Look Program with any other Person.

Notwithstanding the foregoing, if Zale proposes to enter into a Second Look Program with a Person other than Citi Commerce, Zale will notify Citi Commerce in writing of the material terms of such proposal (“Second Look Notice”), and Citi Commerce will have a right for a period of ten (10) Business Days from receipt of Zale’s aforesaid notice to agree to enter into the Second Look Program with Zale upon the same terms and conditions as those set forth in Zale’s aforesaid notice.  Citi Commerce will notify Zale within such ten (10) Business Day-period whether it desires to enter into the Second Look Program with Zale upon the same terms and conditions as those set forth in the Second Look Notice.  If Citi Commerce notifies Zale that it elects not to enter into such Second Look Program, or if Citi Commerce fails to so notify Zale within such ten (10) Business Day-period (in which case, Citi Commerce will be deemed to have elected not to enter into the Second Look Program with Zale), Zale will be free to enter into the Second Look Program with another Person upon terms and conditions no less favourable to Zale than those specified in the Second Look Notice.  If Citi Commerce notifies Zale that Citi Commerce desires to enter into a Second Look Program upon terms and conditions no less favourable to Zale than those specified in the Second Look Notice, Citi Commerce and Zale will negotiate in good faith the terms of a definitive agreement evidencing such Second Look Program.  If Zale and Citi Commerce are unable to negotiate a definitive agreement within thirty (30) days from Zale’s receipt of Citi Commerce’s notice that Citi Commerce wishes to provide the Second Look Program, Zale will be free to enter into an agreement evidencing a Second Look Program with another Person upon terms and conditions no less favourable to Zale than those specified in the Second Look Notice.

Citi Commerce’s obligation under this Section 5.(c) will be satisfied, and as a result, the Parties expressly acknowledge that Zale will not have any future right to negotiate a proposal for a Second Look Program with any other Person during the term of the Agreement, if

(1)                                  Zale does not enter into such an agreement within one hundred and twenty (120) days after the expiration of such thirty (30) day period.  Provided that the parties are negotiating in good faith, Zale may request up to two (2) extensions of thirty (30) days under this Section 5.(c)(1), or

(2)           the Parties negotiate an agreement to provide a Second Look Program.  However, the Parties expressly acknowledge that such Second Look Program agreement may contain provisions to allow Zale future rights to negotiate a proposal for a Second Look Program with another Person under conditions which would be specified in such agreement.

(d)                                 40% Down Payment Program:  The Parties agree that Zale may offer a ‘40% Down Payment Program’, as described in the Operating Regulations (“40% Down Payment Program”) to Cardholders during the Term of this Agreement. In consideration of the foregoing, Zale will indemnify Citi Commerce for all 40 DP Losses suffered or incurred by Citi Commerce on an Account.

In this Section 5.(d), “40 DP Losses” mean, in respect to an Account to which the 40% Down Payment Program applies, all amounts (excluding interest and service charges) owing by a Cardholder on the Account that exceed 110% of the Citi Commerce-assigned credit limit on the Account where:  (i) the Account is contractually delinquent for at least one hundred and eighty (180) days, or (ii) the Cardholder has declared bankruptcy.

6.                                      Covenants, Representations and Warranties:

(a)                                  Covenants of Zale:  To induce Citi Commerce to enter into, and consummate the transactions contemplated by this Agreement, Zale makes the following covenants to Citi Commerce, each and all of which will survive the execution and delivery of this Agreement:

(i)                                     Maintenance of Existence and Conduct of Business:  Zale will preserve and keep in full force and effect its corporate existence and will remain engaged in the business of selling Authorized Goods and Services on Accounts either directly or indirectly through its Affiliates.  Zale will not transact business so as to represent itself as the owner of the Accounts, the Credit Cards, the Cardholder List, the Receivables and Related Account Rights or any other agreement, document, asset or property owned by Citi Commerce or its Affiliates and used in connection with the Private Label Program (collectively, “Citi Property”).

(ii)                                  Books and Records:  Zale will keep adequate records and books of account with respect to the Accounts and the payments it receives from Citi Commerce under this Agreement, and the In-Store Payments it receives from Cardholders under Section 2.(b)(xi) and Zale will ensure that all such books and records are made in accordance with GAAP and reflect all of Zale’s financial transactions with respect to the Accounts and the Private Label Program.

(iii)                               Litigation:  Zale will promptly notify Citi Commerce in writing if it receives notice of any litigation that, if adversely determined, would have a material and adverse effect on the Private Label Program, the Accounts or Zale’s ability to perform any of its obligations under this Agreement.

(iv)                              Enforcement of Rights:  Zale, acting reasonably, will enforce its rights against third parties, including, without limitation, Approved Sales

Channels, to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Private Label Program, the Accounts or Zale’s ability to perform its obligations under this Agreement.  Zale, acting reasonably, will not take or omit to take any action, which could reasonably be expected to have a material and adverse effect on Citi Commerce, the Private Label Program, the Accounts, the Receivables, the Related Account Rights or Citi Commerce’s ability to perform its obligations under this Agreement.

(v)                                 No Liens:  Effective on the date hereof, Zale will not create or (due to any action or inaction on the part of Zale or any of its Affiliates) cause or permit any Lien in and to the Accounts, the Receivables, the Related Account Rights or any other Citi Property.

(vi)                              Reports and Notices:  Zale will provide Citi Commerce with a notice specifying the nature of any Zale Event of Default, any event which, with the giving of notice would constitute a Zale Event of Default or any development or other information which could have a material and adverse effect on the Accounts or the value thereof, title of either Citi Commerce or its Affiliates to any Citi Property or Zale’s ability to perform its obligations under this Agreement.  Notices pursuant to this Section 6.(a)(vi) relating to Zale Events of Default will be provided as soon as reasonably practicable but in any event no later than ten (10) Business Days after Zale becomes aware of the existence of such default.  Notices relating to all other events or developments described in this Section 6.(a)(vi) will be provided (1) as soon as reasonably practicable but in any event no later than five (5) Business Days after Zale becomes aware of the existence of such event or development if such event or development has already occurred, and (2) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances.  Any notice provided under this Section 6.(a)(vi) will be confirmed in writing to Citi Commerce as soon as reasonably practicable but in any event no later than ten (10) Business Days after the delivery of the initial notice.  If Zale becomes aware of any failure by Citi Commerce to comply with any Service Level and Performance Standards in any material respect, Zale will notify Citi Commerce thereof within a reasonable time thereafter, but its failure to so notify Citi Commerce will not limit any rights Zale may have with respect thereto under this Agreement.

(vii)         Compliance with Laws:  Zale and its Representatives and Contractors will comply in all material respects with all Applicable Laws governing the performance of their obligations in respect to the Private Label Program under this Agreement.

(viii)        Compliance with Citigroup Information Security Standards:  Zale will not take any action, and will ensure that its Representatives and Contractors authorized to assist in the fulfillment of its obligations hereunder will not take any action that, if taken by a Citi Commerce Affiliate, would violate the Citigroup Information Security Standards incorporated herein by reference, made a part of this Agreement and as may be revised by Citi Commerce from time to time in its sole discretion; provided, however, that (1) Citi Commerce will use commercially reasonable efforts to provide Zale with as much prior notice of any such changes as possible, (2) Zale will use commercially reasonable efforts to comply with such changes as promptly as possible, and (3) Zale’s inability to comply with any such change without material burden or expense (as documented to Citi Commerce) will not be deemed a breach of this Agreement.

(ix)           GST/QST Registration:  Zale is a registrant under Part IX of the Excise Tax Act (Canada) and under the Act Respecting the Quebec Sales Tax.  Zale’s GST registration number is 866038425RT0001 and its QST registration number is 1022399507.

(x)            Solicitation of Citi Commerce Employees:  While the Private Label Program is in effect and for a period of twelve (12) months after the termination of this Agreement, Zale will not hire or solicit the employment of any Person whom Citi Commerce employed during the Term of this Agreement and who was involved in the establishment, promotion, maintenance or operation of the Private Label Program without the approval of Citi Commerce, which approval will not be unreasonably withheld or delayed.

(xi)           Maintenance of Licenses, Etc.:  Zale will maintain in good standing all licenses, consents, approvals, certificates of authority, orders and other qualifications that are necessary for it to pay, perform and observe its obligations under this Agreement.

(xii)          Citi Commerce Policies:  Zale, its Affiliates, Representatives, Contractors and their respective employees will reasonably comply with Citi Commerce’s on-site policies while on Citi Commerce’s premises, using facilities or equipment of Citi Commerce or its Affiliates, or acting for, on behalf of, or in conjunction with Citi Commerce.  Citi Commerce may require Zale to remove from its premises any employee, Representative, or Contractor of Zale or its Affiliates who fails to comply with such policies or any portion thereof.

(xiii)         Zale Branded Materials:  All Zale Branded Materials and other marketing materials prepared or provided by Zale in connection with this Agreement will be accurate, complete and substantiated, and, upon Citi Commerce’s request, Zale will deliver to Citi Commerce within three (3) Business Days accurate and complete substantiation of each claim made in such Zale Branded Materials and other marketing materials used or proposed for use in connection with the Private Label Program, provided that the foregoing will not apply to any information contained in such Zale Branded

Materials and other marketing materials that is provided by Citi Commerce.

(xiv)        To the extent that such financial statements are not publicly available, during the Initial Term and any Renewal Term of this Agreement, Zale will provide to Citi Commerce, promptly following the preparation thereof but in no event more than sixty (60) days following the end of the period for which such financial statements are prepared:

(1)                                  the annual audited financial statements for the ultimate parent legal entity owning or controlling Zale, prepared by its independent auditor or accountant, and

(2)                                  the quarterly unaudited financial statements for the ultimate parent legal entity or controlling Zale, as reviewed by its independent auditor or accountant.

(b)                                 Covenants of Citi Commerce:  To induce Zale to enter into, and consummate the transactions contemplated by this Agreement, Citi Commerce makes the following covenants to Zale, each and all of which will survive the execution and delivery of this Agreement:

(i)                                     Maintenance of Existence and Conduct of Business:  Citi Commerce will preserve and keep in full force and effect its corporate existence and will either directly or indirectly through its Affiliates remain in the business of servicing the Accounts.  Citi Commerce will not transact business so as to represent itself as the owner of Zale Customer Information or any other agreement, document, asset or property owned by Zale, and used by Zale in connection with the Private Label Program (collectively “Zale Property”).

(ii)                                  Books and Records:  Citi Commerce will keep adequate records and books of account with respect to the Accounts, the Receivables and remittances it receives from Zale, in which proper entries, reflecting all of Citi Commerce’s financial transactions relating to the Private Label Program, are made in accordance with GAAP.

(iii)                               Litigation:  Citi Commerce promptly will notify Zale in writing if it receives notice of any litigation that, if adversely determined, would have a material and adverse effect on the Private Label Program, the Accounts, the Receivables or Citi Commerce’s ability to perform any of its obligations under this Agreement.

(iv)          Enforcement of Rights:  Citi Commerce, acting reasonably, will enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Private Label Program or Citi Commerce’s ability to perform its obligations under this Agreement.  Citi Commerce, acting reasonably, will not take or omit to take any action which could reasonably be expected to have a material and adverse effect on Zale, the Private Label Program, the Accounts, the Receivables, the Related Account Rights or Zale’s ability to perform its obligations under this Agreement.

(v)                                 Reports and Notices:  Citi Commerce will provide Zale with notice specifying the nature of any Citi Commerce Event of Default, any event which, with the giving of notice would constitute a Citi Commerce Event of Default, or any development or other information which is likely to have a material and adverse effect on the Private Label Program or Citi Commerce’s ability to perform its obligations pursuant to this Agreement.  Notice pursuant to this Section 6.(b)(v) relating to Citi Commerce Events of Default will be provided as soon as reasonably practicable but in any event no later than ten (10) Business Days after Citi Commerce becomes aware of the existence of such default.  Notices relating to all other events or developments described in this Section 6.(b)(v) will be provided (1) within five (5) Business Days after Citi Commerce becomes aware of the existence of such event or development if such event or development has already occurred, and (2) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances.  Any notice produced under this Section 6.(b)(v) will be confirmed in writing to Zale as soon as reasonably practicable but in any event no later than ten (10) Business Days after delivery of the initial notice.  If Citi Commerce becomes aware of any failure by Zale to comply with any of the Operating Regulations in any material respect, Citi Commerce will notify Zale thereof within a reasonable time thereafter, but its failure to so notify Zale will not limit any rights Citi Commerce may have with respect thereto under this Agreement.

(vi)                              Compliance with Laws:  Citi Commerce and its Representatives and Contractors will comply in all material respects with all Applicable Laws, and each of the Accounts and the terms, finance charges, fees and other charges in connection therewith (including the Pricing and payment terms set out in Attachment G) will comply in all material respects with all Applicable Laws.  Each new Cardholder will enter into a Cardholder Agreement on terms and conditions substantially in the form attached as Attachment K, or as the same may be modified by Citi Commerce from time to time.

(vii)                           Zale Policies:  Citi Commerce, its Affiliates, Representatives, Contractors and their respective employees will reasonably comply with Zale’s code of conduct (as communicated in writing by Zale to Citi Commerce from time to time) while on Zale’s premises, using Zale’s facilities or equipment, or acting for, on behalf of, or in conjunction with Zale.  Zale may require Citi Commerce to remove from Zale’s premises any employee, Representative, or Contractor of Citi Commerce or its Affiliates who fails to comply with such policies or any portion thereof.

(viii)                      Privacy:  Citi Commerce will not take any action that would result in Zale being in violation of Section 2.(h).

(ix)                              Solicitation of Zale Employees:  While the Private Label Program is in effect and for a period of twelve (12) months after the termination of this Agreement, Citi Commerce will not hire or solicit the employment of any Person whom Zale has employed during the Term of this Agreement and who was involved in the establishment, promotion, maintenance or operation of the Private Label Program without the approval of Zale which approval will not be unreasonably withheld or delayed.

(x)                               Maintenance of Licenses; Etc.:  Citi Commerce will maintain in good standing all licences, consents, approvals, certificates of authority, orders and other qualifications that are necessary for it to pay, perform and observe its obligations under this Agreement.

(xi)                            Private Label Program:  Citi Commerce will implement the Private Label Program with respect to Cardholders in accordance with the applicable Cardholder Agreement.  It will promptly advise Zale in the event of new or modified regulatory and statutory requirements that may necessitate a Material Change in the Private Label Program or the manner in which Citi Commerce implements the Private Label Program, and will comply with such new and modified requirements in a timely manner.  It will take appropriate measures to ensure that all aspects of Citi Commerce’s operation of the Private Label Program (including all aspects implemented or maintained by Citi Commerce’s Representatives and Contractors) comply fully with all requirements of Applicable Law (as exists on the Effective Date and as may subsequently be amended, modified or developed), including the Income Tax Act, the Privacy Laws, the Consumer Protection Laws and the Language Laws.

(xii)        Marketing Materials:  All Private Label Program marketing materials prepared or provided by Citi Commerce in connection with this Agreement will be accurate, complete and substantiated, and, upon Zale’s request, Citi Commerce will deliver to Zale within three (3) Business Days accurate and complete substantiation of each claim made in such marketing materials used or proposed for use in connection with the Private Label Program, provided that the foregoing will not apply to any information contained in such marketing materials that is provided by Zale.

(xiii)        GST Registration:  Citi Commerce is a registrant under Part IX of the Excise Tax Act.  Citi Commerce’s GST registration number is R102257854RT.

(c)                                  Representations and Warranties of Zale:  Zale hereby represents and warrants to Citi Commerce as follows:

(i)                                   Organization:  It is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation, and has full corporate power and authority to conduct its business as it is presently being conducted;

(ii)                                Authorization:  It has all necessary corporate authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by Zale and is a legal, valid and binding obligation of Zale, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization or similar debtor relief legislation affecting the rights of creditors generally from time to time in effect and by general principles of equity (regardless of whether such enforcement is sought in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought;

(iii)                             Absence of Conflicts:  The execution and delivery of this Agreement by Zale and the performance by Zale of its obligations hereunder will not result in:

(1)                                a violation of Zale’s articles of incorporation or charter,

(2)                                a breach of, or a default under, any term, provision of any contract, agreement, indebtedness, lease, commitment, franchise, license, permit or authorization to which Zale is a party or by which its assets are bound, which breach or default would have a material adverse effect on its business or financial condition or its ability to consummate the transactions contemplated hereby or thereby, or

(3)                                a violation by Zale of any statute, rule, regulation, ordinance, code, order, judgment, injunction, decree or award, which violation would have a material adverse effect on its business or financial condition or its ability to consummate the transactions contemplated hereby;

(iv)                            Consents and Approvals:  No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Zale in connection with the execution, delivery and performance of this Agreement and the performance of its obligations hereunder, except for such consents, approvals, authorizations, filings and registrations as have been obtained or made prior to the Effective Date;

(v)                               Litigation:  There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation pending, or to the knowledge of Zale threatened, against or relating to:

(1)                                Zale which has a reasonable possibility of an adverse determination and which, if adversely determined, would be likely to have a material adverse effect on Zale, or

(2)                                this Agreement, or the transactions contemplated hereby;

(vi)                            Trade-marks:  Zale and TXDC are, collectively, the sole and exclusive owners of the Zale Marks and, collectively, have the power and authority to grant to Citi Commerce the license to use the Zale Marks as provided in this Agreement.  The Zale Marks are not subject to any liens, mortgages, pledges or restriction that would adversely affect the license granted to Citi Commerce pursuant to Section 9.  Neither Zale nor TXDC has granted to any other Person a license to use the Zale Marks or any other trade names, trademarks, service marks and associated trade dress licensed to or owned by Zale or TXDC in connection with the issuance, marketing, promotion or offering of private label credit cards within Canada.  With respect to the Zale Marks, neither Zale nor TXDC has been charged, nor to its best knowledge is threatened to be charged, with infringement of any unexpired trade-mark, trade-mark registration, trade name, service mark, copyright, copyright registration or other proprietary right of any other Person.  With respect to any new or additional Zale Marks for which a license is granted pursuant to Section 9., the representations and warranties contained in this Section 6.(c)(vi) will apply to the new or additional Zale Marks as of the date the license for such new or additional Zale Marks is granted;

(vii)                         Brokers:  Zale has not employed and is not subject to any valid claim of any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions.

(d)                               Representations and Warranties of Citi Commerce:  Citi Commerce hereby represents and warrants to Zale as follows:

(i)                                   Organization:  It is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation, and has full corporate power and authority to conduct its business as it is presently being conducted;

(ii)                                Authorization:  It has all necessary corporate authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by Citi Commerce and is a legal, valid and binding obligation of Citi Commerce, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization or similar debtor relief legislation affecting the rights of creditors generally from time to time in effect and by general principles of equity (regardless of whether such enforcement is sought in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought;

(iii)          Absence of Conflicts:  The execution and delivery of this Agreement by Citi Commerce and the performance by Citi Commerce of its obligations hereunder will not result in:

(1)                                a violation of Citi Commerce’s articles of incorporation or charter,

(2)                                a breach of, or a default under, any term, provision of any contract, agreement, indebtedness, lease, commitment, franchise, license, permit or authorization to which Citi Commerce is a party or by which its assets are bound, which breach or default would have a material adverse effect on its business or financial condition or its ability to consummate the transactions contemplated hereby or thereby, or

(3)                                a violation by Citi Commerce of any statute, rule, regulation, ordinance, code, order, judgment, injunction, decree or award, which violation would have a material adverse effect on its business or financial condition or its ability to consummate the transactions contemplated hereby;

(iv)                            Consents and Approvals:  No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Citi Commerce in connection with the execution, delivery and performance of this Agreement and the performance of its obligations hereunder, except for such consents, approvals, authorizations, filings and registrations as have been obtained or made prior to the Effective Date;

(v)                               Litigation:  There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation pending, or to the knowledge of Citi Commerce threatened, against or relating to:

(1)                                Citi Commerce which has a reasonable possibility of an adverse determination and which, if adversely determined, would be likely to have a material adverse effect on Citi Commerce, or

(2)                                this Agreement, or the transactions contemplated hereby;

(vi)                            Brokers:  Citi Commerce has not employed and is not subject to any valid Claim of any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions.

7.                                      Confidentiality and Non-Disclosure:

(a)                              The terms of this Agreement and all information provided pursuant to or in connection with either Party’s performance under this Agreement, including information concerning Accounts, Applicants and Cardholders (“Confidential Information”) is confidential and proprietary to the Party providing the Confidential Information (“Disclosing Party”) to the other Party (“Receiving Party”).  Without limiting the generality of the foregoing, the term Confidential Information includes business strategies and plans, marketing plans, promotional materials, promotional strategies, Cardholder Information and any other information or materials relating to Cardholders (including behavioral, spending, statistical and demographic information), Zale Customer Information and any other information or materials relating to Zale customers (including behavioral, spending, statistical and demographic information), and promotional arrangements with third parties related to the Credit Cards.  The Cardholder Information, the Account information of each Cardholder and any other information or materials relating to Cardholders compiled by Citi Commerce (including behavioral, spending, statistical and demographic information) is part of Citi Commerce’s file and exclusive property.  The Zale Customer Information, and information and materials relating to Zale customers compiled by Zale (including behavioral, spending, statistical and demographic information) are part of Zale’s file and exclusive property.  All Zale Customer Information is subject to and shall be treated in accordance with the Privacy Laws.  Notwithstanding the foregoing, Confidential Information will not include information which:

(i)                                   is or hereafter becomes part of the public domain through no unauthorized act of the Receiving Party;

(ii)                                is rightfully received from a third party without any duty of confidentiality to the Disclosing Party;

(iii)                           is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; or

(iv)                            is disclosed pursuant to a requirement of Applicable Law.

If the Receiving Party asserts that any exception set out in the preceding sentence allows the disclosure of any Confidential Information, it will promptly submit to the Disclosing Party written documentation demonstrating the applicability of the claimed exception.

(b)                               The Receiving Party will not use any Confidential Information provided by the Disclosing Party for any purposes other than as permitted or required under this

Agreement and will not accumulate in any way or make use of the Disclosing Party’s Confidential Information for any other purpose, including the marketing or cross-selling of any program, other than as authorized by the Disclosing Party.

(c)                                Without the express written consent of the Disclosing Party, the Receiving Party will not disclose or provide access to, directly or indirectly, and will not add to, modify, append, or alter in any way any Confidential Information provided by the Disclosing Party or any of the terms of this Agreement to any Person, with the exception of disclosure to any Affiliate, Representative, or Contractor that has a need to know, for the purposes of complying with its obligations hereunder, the specific Confidential Information and that has agreed to keep confidential such Confidential Information.  In doing so, the Receiving Party will notify the Disclosing Party of the name of the Person to whom any Confidential Information was provided, the date of the disclosure, a description of the Confidential Information so provided, and the purpose for the disclosure.

(d)                               The Receiving Party will take reasonable measures, using the same care taken by such Party to safeguard its own confidential and proprietary information (but in no event less than reasonable care), to prevent unauthorized disclosure by its Representatives and Contractors of any Confidential Information.

(e)                                Upon the termination of this Agreement, the Receiving Party will, upon reasonable request from the Disclosing Party, return or destroy all Confidential Information provided by the Disclosing Party, including any summaries thereof, and all copies and duplicates thereof (in whatever form maintained).  Each Party may retain a single copy of all such Confidential Information for the term of any applicable statute of limitations under Applicable Law, after which such Confidential Information will be destroyed or returned to the Disclosing Party at such Disclosing Party’s option.

(f)                                  Neither Party will disclose, distribute or otherwise use any Confidential Information that is personal information of a Person if the Party knows or has reason to believe that such Person has not consented to any such disclosure, distribution or use, or has withdrawn his or her consent to any such disclosure, distribution or use.  The Receiving Party may assume, unless it knows otherwise, that any personal information of a Person provided to such Receiving Party by the Disclosing Party was provided with the informed consent of such Person to the disclosure, distribution and use by such Receiving Party.

(g)                               The Parties acknowledge that the Confidential Information provided by the Disclosing Party constitutes confidential and proprietary information of the Disclosing Party and that use or disclosure thereof by the Receiving Party or any Representative or Contractor of such Receiving Party, other than in accordance with the express terms of this Agreement or as otherwise authorized in writing by a senior officer of the Disclosing Party, constitutes a material breach of the Agreement or, after the termination of this Agreement, of such Disclosing Party’s continuing rights.  In such event, the Parties acknowledge that such Disclosing

Party may be immediately and irreparably harmed, that money damages may not provide full and appropriate relief, and that such Disclosing Party may therefore obtain an order for appropriate injunctive relief.

(h)                               Each Party acknowledges and agrees that any unauthorized disclosure of the other’s Confidential Information and/or any Security Breaches or other breach whatsoever in the Receiving Party’s security system (an “Incident”) may cause irreparable harm to the other Party and that time is of the essence in mitigating the effects of such harm.  Accordingly, the Receiving Party shall immediately advise the Client Relationship Team members of the Disclosing Party of the occurrence of an Incident.  The Parties agree that the provisions of Section 11. of this Agreement will apply to any Losses suffered or incurred by the Disclosing Party as a result of the occurrence of an Incident caused by the Disclosing Party or any of its Affiliates or Representatives.

(i)                                   Except as required by law or as otherwise expressly permitted herein, neither Party will use the other Party’s name or the name of an Affiliate of the Party in any advertisement or make any public statement or respond to any third-party inquiry relating to the other Party or its Affiliates without obtaining the other Party’s prior written consent.  Neither Party nor any of its Representatives or Contractors will discuss or disclose publicly or discuss with any third party the compensation terms of the Agreement as between Citi Commerce and Zale (including Merchant Fees), facts relating to the other Party’s marketing activities (including expenditures), and possible future commitments of the Parties in connection with the Private Label Program.

(j)                                   In the event that either Party receives a subpoena, court order or other similar process purporting to require it to disclose Confidential Information, it will provide the other Party with written notice and documentation thereof as soon as practicable, and will cooperate with the other Party in the event that such other Party determines to seek a protective order or other remedy with regard to such disclosure.

8.                                      Collection and Use of Zale Credit Information:  From time to time,

(a)                                Citi Commerce may collect credit and other financially-related information (including information related to Zale’s transactions) about Zale (“Zale Credit Information”) from Zale, from service arrangements Zale has made with or through Citi Commerce, from credit bureaux and other financial institutions, from credit grantors and from references Zale has provided to Citi Commerce;

(b)                               Citi Commerce may use Zale Credit Information as follows:

(i)                                   Upon obtaining Zale’s prior written consent, which shall be given or withheld in Zale’s sole discretion, make it available to credit bureaux, financial institutions, or Persons with whom Zale has or may have financial or other business dealings,

(ii)                                to assess Zale’s financial situation,

(iii)                             to provide Zale with the services it receives from Citi Commerce, and

(iv)                            give it to anyone who works with or for Citi Commerce, but only as needed for providing the services Zale receives from Citi Commerce;

(c)                                Citi Commerce may also use Zale Credit Information for the following purposes, (so long as Zale has given its prior written approval to do so):

(i)                                   to promote its services to Zale and add it to client lists Citi Commerce prepares and uses for this purpose, and

(ii)                                to share it with other Citigroup companies (where the law allows this) so that they may promote their services to Zale.

Zale may tell Citi Commerce to stop using Zale Credit Information in the ways described in Section 8.(c) at any time by giving notice in writing to Citi Commerce and Citi Commerce will comply with the notice within ten (10) Business Days of receipt of that notice.  Citi Commerce acknowledges that the use of Zale Credit Information in the ways described in Section 8.(c) is at Zale’s option and that Zale will not be refused credit or other services just because it has told Citi Commerce to stop using it in those ways.

For the purposes of Section 8.(c)(ii), other Citigroup companies include Affiliates of Citi Commerce which are engaged in the business of providing any one or more of the following services to the public in Canada:  deposits, loans and other commercial or personal financial services; credit, charge and payment card services; insurance services.

If Zale is no longer a client of Citi Commerce or this Agreement terminates, Citi Commerce may keep Zale Credit Information in its records for so long and only for so long, as it is needed for the purposes described in Section 8.(b) hereof so long as such Zale Credit Information is not disclosed to any third party without Zale’s prior written consent.

9.                                      Trademark Licensing and Related Matters:  With respect to the licensing, use and display of Zale Marks, and the review and approval of Zale Branded Materials and Zale marketing initiatives, Citi Commerce, Zale and TXDC agree together as follows:

(a)                                Grant of License to Citi Commerce:  Subject to the provisions of this Section 9., Zale and, to the extent applicable, TXDC hereby grant to Citi Commerce a nonexclusive, limited and terminable license to use the Zale Marks during the term of this Agreement in connection with, and solely in connection with, the activities contemplated herein with respect to the Private Label Program and the marketing of Ancillary Products and Services (but not Credit Insurance) to Cardholders using the Cardholder List.  In the event Zale or an Affiliate uses or proposes to use any new or additional trade names, trade-marks, service marks and associated trade dress licensed to or owned by Zale or an Affiliate in connection with Zale’s specialty jewellery or other businesses in Canada, Zale or, to the extent applicable, TXDC will grant to Citi Commerce pursuant to this Section 9. a non-exclusive, limited and terminable license to use such new or additional Zale Marks during the term of this Agreement for the purpose of the Private Label Program (including the marketing of Ancillary Products and Services, but not Credit Insurance), and such license will be governed by the terms and conditions of this Agreement.  The license(s) granted to Citi Commerce hereby will be exclusive for purposes of issuing, marketing, promoting, offering or servicing of Credit Cards, Accounts and Cardholders under the Private Label Program within Canada, and will be exclusive for the marketing of Ancillary Products and Services (but not Credit Insurance) to Cardholders using the Cardholder List.  During the term of this Agreement, Zale or an Affiliate will not grant to any other Person (except Authorized Sales Channels) any license to use the Zale Marks for purposes of the issuance, marketing, promoting or offering of credit cards within Canada.  The licenses granted to Citi Commerce pursuant to this Section 9. are personal and will not be assignable or transferable, by operation of law or otherwise, without the prior written consent of Zale; provided, however, that Citi Commerce may assign to an Affiliate any license granted hereunder without the consent of Zale or TXDC in accordance with the assignment provisions of Section 18.(f).

(b)                               Review and Approval of Zale Branded Materials:  Any goods, services, Solicitations, Cardholder communications, presentations or other marketing materials bearing a Zale Mark (“Zale Branded Materials”) will be submitted to Zale for its prior review and approval pursuant to the provisions of this Section 9.(b).  Zale will be entitled to review Zale Branded Materials for compliance with its corporate trade-mark standards and may disapprove the use of the Zale Marks on such materials to the extent that use, in the reasonable opinion of Zale, does not comply with its corporate trade-mark standards or if Zale reasonably determines that such materials are inconsistent with its corporate image or may otherwise cause harm to Zale.  Citi Commerce will not be required to submit to Zale for its review and approval Zale Branded Materials to the extent that substantially similar Zale Branded Materials have been previously approved by Zale unless a specific request for such review and approval is made by Zale.

Zale must respond to any request for approval of Zale Branded Materials within four (4) Business Days following receipt of such request from Citi Commerce or Citi Commerce will be deemed to have approved such materials.

(c)                                Review and Approval of Zale Marketing Initiatives:  Any solicitations or other marketing materials related to Zale marketing initiatives contemplated pursuant to Section 3.(g), or any other marketing initiatives proposed by Zale related to Credit Cards, will be submitted to Citi Commerce for its prior review and approval, which approval will not be unreasonably withheld or delayed.  Citi Commerce must respond to any request for approval of such solicitation or marketing materials within five (5) Business Days (within ten (10) Business Days for French language materials) following receipt of such request from Zale.

10.                               Reviews and Audits:

(a)                                Each Party will maintain true and complete books of account at its premises containing an accurate record of all data necessary to ascertain the proper implementation of this Agreement including, without limitation, the computation of payments due by Citi Commerce and all expenditures required of both Parties hereunder.  To verify compliance with this Agreement, either Party or its authorized Representatives and Contractors will have the right, at such Party’s sole expense, to conduct performance audits at the other Party’s premises.  Each Party may conduct such audit (i) on an annual basis (except, with respect to Zale, during the months of November and December and the first month following Zale’s fiscal year end and, with respect to Citi Commerce, during the first two (2) months after Citi Commerce’s fiscal year end), and (ii) after each reasonably substantiated notice by Zale or Citi Commerce that such Party reasonably believes the other Party has materially failed to comply with its obligations hereunder.  The auditing Party will give the other Party advance notice of any audit, and the Parties will schedule, within five (5) Business Days from the date of the notice, a mutually convenient time at which such audit may commence.  In addition, each audit will be conducted during the audited Party’s normal business hours and in a manner which will not materially interfere with its business.  The audit may include inspection and review of such aspects of the audited Party’s business practices as are related to such Party’s implementation of this Agreement.  The audited Party will cooperate fully with the auditing Party and will give such Party and its auditors reasonable access to its premises for conducting an audit.  Such cooperation will include the maintenance of true and complete books of account and other appropriate records, containing an accurate record of all expenditures by the audited Party required hereunder.

(b)                               Without limiting the foregoing, in the event either Party believes in good faith there may exist a security breach by the other Party with respect to any Cardholder Information, Personal Information or Confidential Information (a “Security Breach”), such Party or its designated Representatives and Contractors will have the right to conduct a reasonable security investigation of the Private Label Program-related operations, facilities, systems, and personnel directly relating to the suspected Security Breach upon three (3) Business Days prior written notice to the Party to be audited (which notice will describe in reasonable detail the suspected Security Breach) for the purpose of protecting against possible unauthorized or irregular activity with respect to wrongful disclosure or use of Cardholder Information, Personal Information or Confidential Information.  Any such investigation will be coordinated with the audited Party’s Privacy Officer and may include procedures to control, police, and monitor access to Cardholder Information, Personal Information or Confidential Information and other matters relating to the security, accessibility, vulnerability, or integrity of Cardholder Information, Personal Information or Confidential Information or databases from which such Cardholder Information, Personal Information or Confidential Information can be derived or obtained.  The audited Party will provide the full cooperation of its Representatives and Contractors in the conduct of any such investigation; provided, however, that each such investigation will be conducted during such Party’s normal business hours and in a manner which will not materially interfere with its business.  The auditing Party will pay to the audited Party the reasonable costs incurred by such Party in cooperating in the conduct of an investigation pursuant to this Section 10.(b) to the extent the investigation is not the first investigation conducted by such Party in the then current calendar year, and the investigation does not reveal a material Security Breach by the audited Party.

(c)                                If any audit or security investigation under this Section 10. leads the auditing Party to conclude that the audited Party has breached the provisions of this Agreement, or that any of its business practices related to its implementation of this Agreement or administration of the Private Label Program presents a risk of unauthorized use or disclosure of Cardholder Information, Personal Information or Confidential Information, the audited Party will use commercially reasonable efforts to change such business practices promptly to the reasonable satisfaction of the auditing Party, and provide such Party with regular status reports until resolution of the problem.

(d)                               Citi Commerce agrees, upon Zale’s request from time to time but no more frequently than once during any consecutive twelve (12) month period, to deliver to Zale a certification of an officer of Citi Commerce (i) as to the date on which the last internal controls audit of Citi Commerce was conducted with respect to the Private Label Program, and (ii) whether such audit revealed any default by Citi Commerce hereunder (and, if so, a reasonable description of such default) or contained any information which would suggest that Citi Commerce is not capable of performing its obligations hereunder and, if so, the reasonable details regarding such information.

(e)                                Zale agrees, upon Citi Commerce’s request from time to time but no more frequently than once during any consecutive twelve (12) month period, to deliver to Citi Commerce a certification of an officer of Zale (i) as to the date on which the last internal controls audit of Zale was conducted with respect to the Private Label Program, and (ii) whether such audit revealed any default by Zale hereunder (and, if so, a reasonable description of such default) or contained any information which would suggest that Zale is not capable of performing its obligations hereunder and, if so, the reasonable details regarding such information.

(f)                                  Apart from the audits provided for in Section 10.(a) and Section 10.(b), Zale may undertake one (1) or more operational site visits of the operations and facilities of Citi Commerce related to the operation of the Private Label Program throughout each year, the timing of each such visit to be mutually agreed to by the Parties.

(g)                               For purposes of assisting Zale and its auditors, Citi Commerce will make available, upon reasonable advance notice in writing, a designated Person from Citi Commerce’s internal auditing department (or another appropriate employee or outside accountant) for the purpose of reviewing Citi Commerce’s internal controls in connection with the subject matter of this Agreement.  For purposes of assisting Citi Commerce and its auditors, Zale will make available, upon reasonable advance notice in writing, a designated Person from Zale’s internal auditing department (or another appropriate employee or outside accountant) for the purpose of reviewing Zale’s internal controls in connection with the subject matter of this Agreement.

11.                               Indemnification:

(a)                                Indemnification by Zale:  Subject to any limitations on Zale’s liability as provided for in this Agreement, Zale will indemnify and hold harmless Citi Commerce and its Affiliates, and their respective Representatives, from and against any Losses arising from or by reason of or related to:

(i)                                   any acts or omissions by Zale or any of its Affiliates or its Contractors or agents (including any fraudulent, deliberate or criminal acts or omissions) in the performance of this Agreement or the breach by Zale of any of its representations, warranties, covenants or agreements herein contained; or

(ii)                                the violation by Zale or any of its Contractors or agents of any Applicable Law;

provided that in no event will Zale be obligated under this Section 11.(a) to indemnify or hold harmless Citi Commerce or any of its Affiliates, or their respective directors, officers, employees, insurers or agents, for any Losses which result from the negligent or willful omissions or acts of Citi Commerce or any of its Affiliates, or any of their respective Representatives or Contractors.

(b)                               Indemnification by Citi Commerce:  Subject to any limitations on Citi Commerce’s liability as provided for in this Agreement, Citi Commerce will indemnify and hold harmless Zale and its Affiliates, and their respective Representatives, from and against any Losses arising from or by reason of or related to:

(i)                                   any acts or omissions by Citi Commerce or any of its Affiliates or its Contractors or agents (including any fraudulent, deliberate or criminal acts or omissions) in the performance of this Agreement or the breach by Citi Commerce of any of its representations, warranties, covenants or agreements herein contained;

(ii)                                the violation by Citi Commerce or any of its contractors, subcontractors or agents of any Applicable Law; or

(iii)                             the ownership or operation by Citi Commerce of the Accounts, Credit Cards, Cardholder Lists, and the Cardholder Agreements;

provided that in no event will Citi Commerce be obligated under this Section 11.(b) to indemnify or hold harmless Zale or any of its Affiliates, or their respective directors, officers, employees, insurers or agents, for any Losses which result from the negligent or willful omissions or acts of Zale or any of its Affiliates, or any of their respective Representatives or Contractors, except for Citi Commerce.

(c)                                Procedure for Claims:  Whenever a claim arises for indemnification under this Agreement, the Party claiming a right to indemnification (the “Indemnified Party”) will promptly notify the Party from whom the Indemnified Party is claiming indemnification (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim; provided that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that it is prejudiced thereby.  In the event of any such claim for indemnification resulting from or arising in connection with a claim, suit or action by a third party, the Indemnifying Party may (but need not) defend or participate in the defense of any such claim, suit, or action.  The Indemnifying Party will be entitled to select counsel and take all steps necessary in the defense thereof; provided, however, that the Indemnified Party will have the right, at its expense, to participate in any such defense with the counsel of its choice but the fees and expenses of such counsel will be at the expense of the Indemnified Party.  All fees and expenses will be paid periodically as incurred.  So long as the Indemnifying Party is in good faith defending such claim or proceeding, the Indemnified Party will not compromise or settle such claim without the prior written consent of the Indemnifying Party.  The Indemnifying Party will not without the prior written consent of the Indemnified Party, effect any settlement of any such claim unless such settlement includes an unconditional release of the Indemnified Party from all Losses that are the subject of or constitute a portion of such claim.  If the Indemnified Party desires to compromise or settle any claim and gives written notice of such settlement or compromise to the Indemnifying Party, but the Indemnifying Party refuses to consent to such compromise or settlement, the Indemnifying Party will indemnify the Indemnified Party for any Losses in excess of the compromise or settlement proposed by the Indemnified Party without regard to whether the Indemnified Party is otherwise entitled to such indemnification under Section 11.(a) or Section 11.(b) of this Agreement, as applicable.  If the Indemnifying Party does not assume the defense of any such claim, suit or action in accordance with this Section 11.(c), the Indemnified Party may, at the Indemnifying Party’s expense, defend against such claim, suit or action in such manner as it may deem appropriate, including, but not limited to, settling such claim, suit or action (after giving prior written notice of the same to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate.  Any such settlement or compromise of, or any final judgment or decree entered on or in, any claim, suit or action which the Indemnified Party has defended in accordance herewith, will be deemed to have been consented to by, and will be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.  The Indemnified Party and the Indemnifying Party will cooperate, without prejudice to any rights they may have against each other, in the compromise or defense of any third party claim that is not entirely subject to indemnification by a single Indemnifying Party.  If, after the Indemnifying Party elects to assume the defense of a claim, it is determined by dispute resolution in accordance with Section 12. of this Agreement that the Indemnified Party is not entitled to indemnification with respect thereto, the Indemnifying Party will discontinue the defense thereof

(d)                               Subrogation:  In the event that Zale indemnifies Citi Commerce (or any of its Affiliates or any of their respective directors, officers, employees or agents) pursuant to Section 11.(a), or Citi Commerce indemnifies Zale (or any of its Affiliates or any of their respective directors, officers, employees or agents) pursuant to Section 11.(b), the Indemnifying Party will be subrogated to any claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Section 11.  The Indemnified Party will cooperate with the Indemnifying Party, at the expense of the Indemnifying Party, in the assertion by the Indemnifying Party of any such claims against such other Persons.

12.                               Dispute Resolution:

(a)                                Resolution of Disputes:  The Parties will make all reasonable efforts to resolve any and all Disputes amicably through good faith mutual consultation of the members of the Program Committee or other appropriate officers of each Party.  The consultations will include, at a minimum, two stages of negotiations, the first of which will require the Program Committee members of both Parties and, if necessary, the second of which will require the Executive Officer or other designated senior officer of both Parties to engage in negotiations.

(b)                               Arbitration:  If a Dispute is not resolved by a unanimous decision of the Program Committee members or, as applicable, the Executive Officers or other designated senior officers of both Parties within thirty (30) Business Days from the date the Dispute arose, then either Party may submit the Dispute to Arbitration pursuant to Attachment I for the purposes of determining whether a breach occurred and the Parties’ obligations in respect of such breach, but not for the purpose of determining the specific course of action required to be taken by a Party in order to remedy such breach.  The Dispute will not be made the subject matter of any action in any court by any Party unless the Dispute has first been submitted to Arbitration and finally determined by the arbitrator.  Any action commenced after the Arbitration may only be for the purpose of enforcing the decision of the arbitrator and recovery of the costs incidental to the action.  In any action, the decision of the arbitrator will be conclusively deemed to determine the interpretation of this Agreement and the rights and liabilities as between the Parties in respect of the matter in Dispute.

(c)                                Operating Regulations/Service Level and Performance Standards Disputes:

(i)                                   Either Party (in this Section 12.(c), the “Dissatisfied Party”) may, at any time and from time to time, notify the other Party (in this Section 12.(c), the “Other Party”) in writing that the Other Party is not performing one or more of its obligations under this Agreement in accordance with the Operating Regulations or the Service Level and Performance Standards.  In this notice, the Dissatisfied Party will describe the nature of the breach and such details of the breach as it reasonably has available.

(ii)                                Within five (5) Business Days of delivery of a notice by the Dissatisfied Party to the Other Party under Section 12.(c)(i), the Other Party will notify the Dissatisfied Party that it either agrees that it was in breach, in which case the provisions of Section 12.(a) will apply, or that it disagrees that it was in breach.

(iii)                             If the Other Party disagrees that it was in breach, then either Party may submit its disagreement to such mutually acceptable Person as the Parties may mutually agree from time to time, failing which such Person as is selected by Arbitration (in this Section 12.(c), the “Facilitator”).  The Facilitator will hear the disagreement within five (5) Business Days (or such longer period as both Parties may agree) of either Party submitting the dispute to the Facilitator, during which hearing each of Zale and Citi Commerce will be entitled to outline its arguments and such facts as are related to the performance of its obligations under this Agreement in accordance with the Operating Regulations or the Service Level and Performance Standards.  After hearing the arguments of both Parties, the Facilitator will immediately determine whether the Other Party was in breach and, if so, will suggest steps that the Parties may undertake to remedy the breach as the Facilitator sees fit.

(iv)                            If the Facilitator determines that the Other Party was in breach and recommends corrective action by the Other Party, the Other Party will, within five (5) Business Days after delivery of the Facilitator’s decision, either undertake this corrective action or notify the Dissatisfied Party of the corrective action it proposes to undertake to remedy the breach.

(v)                               Within two (2) Business Days following receipt of the Other Party’s notice that it plans to undertake a different remedy than that suggested by the Facilitator, the Dissatisfied Party may notify the Other Party that it disagrees with the Other Party’s remedy and may immediately submit the dispute to resolution pursuant to Section 12.(a).  If the Dissatisfied Party either does not respond within this two (2) Business Day period or notifies the Other Party that it agrees with the Other Party’s suggested remedy, the Other Party will immediately undertake the suggested remedy.

(vi)                            Nothing in this Section 12.(c) limits any other remedy that either Party may have in law or in equity in respect of the other’s breach including, but not limited to, any right to terminate this Agreement.

13.                               Events of Default; Rights and Remedies:

(a)                                Events of Default:  The occurrence of any one or more of the following events (regardless of the reason therefor) will constitute an “Event of Default” hereunder:

(i)                                   Non-Payment:  A Party fails to make payment when due of any amounts (other than amounts subject to a bona fide dispute) in an outstanding aggregate of at least One Million Dollars ($1,000,000.00) due and payable pursuant to this Agreement and such failure remains unremedied for a period of two (2) Business Days after the non-defaulting Party has given written notice thereof by facsimile transmission to the address for defaulting Party specified in Section 18.(o).  If the failure to pay referred to in this Section 13(a)(i) is a result of an event of Force Majeure or other event that cannot be remedied within such two (2) Business Day period, an Event of Default will not be deemed to have occurred if the defaulting Party used commercially reasonable efforts to initiate a cure within such time and the failure is completely cured within, in the case of an event of Force Majeure, two (2) Business Days after the Force Majeure event ceases and, in all other cases, ten (10) Business Days from the date of written notice regarding such failure.

(ii)                                Non-Performance:  A Party fails to perform, satisfy or comply with any material obligation, condition, covenant or other provision contained in this Agreement or is in default under this Agreement and, in each case, (1) such failure remains unremedied (if capable of being remedied) for a period of thirty (30) days after the other Party has given written notice thereof or, if the same cannot be cured in a commercially reasonable manner within such time, the same will not constitute an Event of Default if the Party has initiated a cure within such time and the failure is completely cured within sixty (60) days from the date of written notice regarding such failure, except if there is a second or subsequent failure of a similar nature within a six (6) month period after the first failure, and the second or subsequent failure is not cured within thirty (30) days after the date of written notice, and (2) such failure will either have a material and adverse effect on the Private Label Program or materially diminishes the economic value of the Private Label Program to the other Party.

(iii)                             Representations Not True:  Any representation or warranty contained in this Agreement is not true and correct in any material respect as of the date when made, and both (1) the Party making such representation or warranty fails to cure (if capable of being cured) the event giving rise to such breach within thirty (30) days after the other Party has given written notice thereof or, if the same cannot be cured in a commercially reasonable manner within such time, the same will not constitute an Event of Default if the Party has initiated a cure within such time and the failure is completely cured within sixty (60) days from the date of written notice regarding such breach and (2) such failure will either have a material and adverse effect on the Private Label Program or materially diminishes the economic value of the Private Label Program to another Party.

(iv)                            Intervention by Governmental Authority:  Any Governmental Authority having jurisdiction over a Party orders the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Party or of any substantial part of its properties, or orders the winding-up or liquidation of the affairs of the Party, and such order is not vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

(v)                               Consent to Proceedings:  A Party (1) consents to the institution of proceedings specified in Section 13(a)(iv) or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Party or any substantial part of its properties or (2) takes corporate action in furtherance of any such action.

(vi)                            Bankruptcy Petition:  A petition under the Bankruptcy Act or similar law is filed against a Party and is not dismissed within sixty (60) days.

(vii)                         Appointment of Receiver, Trustee, etc.:  The appointment of a receiver, manager, trustee or receiver-manager in respect of the Party or of any substantial part of its property.

(viii)                      Bankruptcy Proceeding Against a Party:  The commencement of a case or proceeding against a Party seeking a decree or order by a court having jurisdiction (1) for relief in respect of a Party pursuant to the Bankruptcy Act or any other applicable bankruptcy or other similar law in any jurisdiction in respect of itself, (2) for appointment of a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of the Party or of any substantial part of its properties, or (3) ordering the winding-up or liquidation of the affairs of the Party will be entered, and will not be vacated, discharged, stayed or bonded within ten (10) days from the date of entry thereof

(ix)                              Bankruptcy Proceeding by a Party:  A Party (1) commences a proceeding (including, without limitation, the filing of a petition, an assignment, a proposal or a notice of intention to make a proposal) under the Bankruptcy Act or any other similar law in any jurisdiction in respect of itself, (2) consents to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Party or any substantial part of its properties, or (3) takes corporate action in furtherance of any such action.

(x)           Unenforceability of Provisions:  Any provision of this Agreement ceases to be enforceable against any Party obligated thereunder and such cessation will either have a material and adverse effect on the Private Label Program or will materially diminish the economic value of the Private Label Program to the other Party.

(xi)          Material Adverse Change:  There is a Material Change affecting a Party that will have a material and adverse effect on the Private Label Program or will materially diminish the economic value of the Private Label Program to the other Party.

(xii)                           Failure to Maintain Fixed Charge Ratio:  The ultimate parent legal entity owning or controlling Zale fails to maintain a Fixed Charge Ratio of at least 1.60 for two (2) consecutive fiscal quarters.

(xiii)                        Exit from Canadian Retail Market:  Zale has sold to an unrelated third party, de-Branded or discontinued the operation of Twenty Percent (20%) or more of its Stores in Canada.

(xiv)                       Change of Control:

(1)                                In the case of Zale, unless the prior written approval of Citi Commerce is obtained, there is a sale by the shareholders of Zale of all or substantially all of the outstanding shares of Zale, or by Zale of all or substantially all of the assets of Zale, in either case, to a Person which is not an Affiliate of Zale; and

(2)                                In the case of Citi Commerce, unless the prior written approval of Zale is obtained or as otherwise permitted in this Agreement, there is a sale:

(I)                                  by the shareholder of Citi Commerce of all or substantially all of the outstanding shares of Citi Commerce, or by Citi Commerce of all or substantially all of the assets of Citi Commerce to a Person which is not an Affiliate of Citi Commerce; or

(II)                              by Citi Commerce of all or substantially all of its rights and interests in the Private Label Portfolio to any Person which is not an Affiliate of Citi Commerce.

(b)                               Remedies for Events of Default:  In addition to, and without prejudice to, any other rights or remedies available to the Parties at law or in equity, including, without limitation, any rights to damages, the following remedies will be available provided that the non-defaulting Party provides notice to the defaulting

Party of the Event of Default and of its exercise of that non-defaulting Party’s rights set out below within thirty (30) days of the date on which the non-defaulting Party first becomes aware of the occurrence of the Event of Default:

(i)                                   Interest:  Upon the occurrence of an Event of Default, the non-defaulting Party will be entitled, in addition to its remedies under Sections 13.(b)(ii) or 13.(b)(iii), to collect any amount indisputably in default plus interest, equal to the Prime Rate plus two percent (2%) divided by three-hundred-and-sixty-five (365) multiplied by the number of twenty-four hour periods such amounts are in default multiplied by the value of any such amounts, payable in arrears on demand and compounded monthly on the last day of each calendar month.

(ii)                                Citi Commerce Event of Default:  Upon the occurrence of a Citi Commerce Event of Default that continues beyond all applicable grace periods, Zale may, at Zale’s option, terminate this Agreement and the rights of Citi Commerce under this Agreement.

(iii)                             Zale Event of Default:  Upon the occurrence of a Zale Event of Default that continues beyond all applicable grace periods, Citi Commerce may, at its option, (1) cease establishing new Accounts and/or making advances or generating new Receivables on existing Accounts, or (2) terminate this Agreement and the rights of Zale under this Agreement.

(c)                                Force Majeure:  No delay or failure in performance by any Party of its obligations under this Agreement will constitute an Event of Default of that Party or give rise to any Claim for Loss, or Losses by any other Party if, and to the extent, such delay or failure is caused by Force Majeure.  Unless such Force Majeure substantially frustrates performance of either Party’s obligations, Force Majeure will not operate to excuse, but only to delay, performance.

If any Party is delayed in the performance of its obligations under this Agreement by Force Majeure, such Party will promptly notify the other Party with full particulars of such event or cause.  The Parties will make reasonable efforts to minimize the effects of Force Majeure.

14.                               Term and Termination:

(a)                                Term:  This Agreement will continue in full force and effect during the Initial Term and will be renewed automatically for successive Renewal Terms thereafter, unless this Agreement is terminated or not renewed as a result of any of the following:

(i)                                   a Party provides written notice to the other Party no less than two hundred and seventy (270) days prior to the end of the then current Term that that Party does not desire to renew this Agreement;

(ii)                                a Party provides written notice to the other Party that an Event of Default has occurred and has continued beyond all applicable grace periods with respect to a defaulting Party under Section 13. or

(iii)                             a Party provides written notice to the other Party that that this Agreement is otherwise terminated or not renewed in accordance with the terms of this Agreement.

(b)                               Termination:

(i)                                   Event of Default:  Notwithstanding the provisions of Section 13.(b), upon the occurrence of an Event of Default under Sections 13.(a)(iv) to 13.(a)(xiv) of this Agreement (during the Initial Term or any Renewal Term), at the option of a non-defaulting Party, this Agreement may be terminated upon thirty (30) days prior written notice to the defaulting Party.

(ii)                                Changes in Laws Affecting Citi Commerce:  If any Governmental Authority with legislative, rulemaking, or judicial authority enacts a rule or law or issues an order which in Citi Commerce’s good faith opinion acting reasonably when compared to comparable providers of private label credit card programs in Canada, will prevent Citi Commerce from engaging in any material activity required under this Agreement, or which materially restricts Citi Commerce’s ability to price, bill and collect on private label credit card accounts (including Accounts), or otherwise operate its private credit card business (including the Private Label Program), Citi Commerce may terminate this Agreement effective immediately upon providing not less than sixty (60) days prior written notice of termination to Zale.

(iii)                             Changes in Laws Affecting Zale:  If any Governmental Authority with legislative, rulemaking, or judicial authority enacts a rule or law or issues an order which in Zale’s good faith opinion will prevent Zale from engaging in any material activity required under the Agreement, or which materially restricts Zale’s ability to participate in the Private Label Program, Zale may terminate this Agreement effective immediately upon providing not less than sixty (60) days prior written notice of termination to Citi Commerce.

(iv)                            Changes Affecting Citi Commerce:  In the event there is (1) any Material Change to the operation or nature of Zale’s Brand Name businesses in Canada (which includes the sale of Authorized Goods and Services) that substantially and adversely affects the growth or maintenance of the number of Accounts and is likely to cause Citi Commerce substantial harm or (2) any Approved Sales Channel ceases to accept Credit Cards for purchases of Authorized Goods and Services, Citi Commerce may

terminate this Agreement upon one hundred twenty (120) days prior written notice to Zale.

(v)                               Changes Affecting Zale:  In the event there is any substantial change to the Pricing and payment terms on Accounts (including the terms set out in Attachment M) or other material terms of the Private Label Program or the servicing of the Accounts (excepting in all cases any change required by Applicable Law or a change in Citi Commerce credit policy, as described in Section 2.(b)(i)), that substantially and adversely affects the growth or maintenance of the number of Accounts in the Private Label Program and is otherwise likely to cause Zale substantial harm, Zale may terminate this Agreement upon one hundred twenty (120) days prior written notice to Citi Commerce.

(c)                                Effects of Termination:  Upon any termination of this Agreement, the Parties will have all the rights and remedies described herein.  No termination of this Agreement will affect the rights or obligations of either Party which have or may have arisen or occurred prior to the effective date of such termination.  For greater certainty, upon termination of this Agreement, all amounts payable by Zale to Citi Commerce, or by Citi Commerce to Zale, will continue to be due and payable in full accordance with this Agreement without demand or notice of any kind.  Upon such termination of this Agreement, all obligations of the Parties under this Agreement will cease, except that any provision of this Agreement which must survive termination to be given effect shall so survive such termination, including, without limitation, the following:  Section 2.(h), Section 2.(i), Section 2.(j), Section 6.(a)(ii), Section 6.(a)(ix), Section 6.(b)(ii), Section 6.(b)(viii), Section 6.(c), Section 6.(d), Section 7., Section 11., Section 13.(b), Section 14.(c), Section 18.(h), Section 18.(n), Section 18.(q), Section 18.(r), Section 18.(t), Section 18.(u) and Section 18.(w).

15.                             Option to Purchase:

(a)                                Purchase Option:  In the event of the termination, non-renewal or expiration of this Agreement pursuant to any of the provisions of this Agreement other than pursuant to Section 14.(b)(i) of this Agreement resulting from a Zale Event of Default, Zale has the option (the “Purchase Option”) to purchase, or to arrange for an Affiliate of Zale or for a third party to purchase, the Purchase Assets (as defined in Section 16.(a)) at an aggregate purchase price determined in accordance with Section 15.(b) (the “Purchase Price”).

The Purchase Option granted by this Section 15.(a) will terminate on the earlier of the date on which Zale delivers to Citi Commerce a notice that Zale does not intend to exercise such Purchase Option and (i) in the case of the termination, non-renewal or expiration of this Agreement pursuant to Section 14.(a)(i) or Section 14.(a)(iii), no less than one hundred and twenty (120) days prior to the end of the then-current Term, and (ii) in the case of termination of this Agreement pursuant Section 14.(a)(ii) (in the case of a Citi Commerce Event of Default) and Section 14.(b), one hundred and twenty (120) days after the date of such notice.

(b)                               Calculation of Purchase Price:  Any purchase of the Purchase Assets pursuant to this Section 15. will be at a Purchase Price to be agreed upon by Citi Commerce and Zale; provided, however, that if Citi Commerce and Zale cannot so agree upon a Purchase Price for such Purchase Assets within ten (10) Business Days following notice of the exercise of the Purchase Option by Zale to Citi Commerce pursuant to Section 15.(a), the Purchase Price will be the value to Citi Commerce, as determined using a discounted cash flow methodology, of the outstanding Receivables on a going concern basis (the “Fair Market Value”) as of the date of scheduled transfer arrived at by a neutral, independent public accounting firm which does not represent either of the Parties or any of their Affiliates, and which is qualified to provide valuation services similar to those to be provided hereunder (the “Designated Third Party”), the identity of which Designated Third Party will be agreed upon by Citi Commerce and Zale.  Citi Commerce and Zale agree to provide the Designated Third Party with such information as is reasonably necessary to assist in such valuation.  Such information will be deemed to be Confidential Information of the disclosing Party, provided that Zale may share the results of such valuation with a bona fide prospective purchaser of all or any portion of the Purchase Assets, and, provided further, that such prospective purchaser first executes a reasonable confidentiality and non-disclosure agreement in favour of the owner of such information.  The expense of such valuation by the Designated Third Party will be shared equally by Citi Commerce and Zale.  The “discounted cash flow methodology” used to calculate the Fair Market Value assigned to the outstanding Purchase Assets will employ a discount rate based on the then current Prime Rate.  It is also understood and agreed by the Parties that, in determining the Fair Market Value for the Purchase Assets, any Accounts aged over one-hundred-and-eighty (180) days past due or any ineligible Receivables which include any Receivable which is not the legal, valid and binding obligation of a Cardholder by reason that, as of the Purchase Date, such Cardholder, (i) is deceased, (ii) is a minor under the laws of his/her province or territory of residence, (iii) is not competent to enter into a contract or incur debt, (iv) is dissolved, or (v) is the subject of any proceedings under the Bankruptcy Act, as shown on the books and records of Citi Commerce, without bad debt reserves, will be deemed to have a book balance and value of zero ($0.00).

(c)                                Assistance Period:  If Zale exercises the option granted in Section 15.(a), then the Term of this Agreement will be automatically extended by a period (the “Assistance Period”) of not more than six (6) months from the date of expiration, non-renewal or termination.  Notwithstanding the foregoing, each Party will be entitled to pursue any other remedy, in law or in equity, available to it against the other including, without limitation, seeking damages for breach of any provision of this Agreement.  Within thirty (30) days of the date upon which Zale exercises the option granted in Section 15.(a), Citi Commerce, Zale and the purchaser will agree on a closing date (the “Purchase Date”) for the purchase transaction, which will occur within such six (6) month Assistance Period.  During the period commencing on the original termination or expiry date and ending on the later of (i) the Purchase Date, and (ii) the date (within the six (6) month Assistance Period) upon which Zale and the purchaser notify Citi Commerce that its assistance is no longer required, Citi Commerce will work with Zale and the purchaser to enable the Accounts and the related Receivables to be converted to the purchaser’s system.

The Parties further agree that, unless otherwise agreed to in writing by both Parties, the closing of any of the transactions contemplated by this Section 15. will not occur during the period from November 1 of one year through March 1 of the following year, but to the extent it would otherwise have occurred during such period, they will occur instead on March 2.

16.                             Transfer of Purchase Assets:

(a)                                Sale of Purchase Assets:  On the Purchase Date, Citi Commerce will sell, assign, and transfer to Zale, an Affiliate of Zale, or any third party designated by Zale free and clear of all Liens, all of the following assets of Citi Commerce and its Affiliates existing as of the Purchase Date (collectively, the “Purchase Assets”):

(i)                                   all Accounts (including related Account rights) as of the Purchase Date;

(ii)                                originals or copies of all Private Label Card Documentation and the Retail Master Record (other than legally privileged documents) relating to the Private Label Program other than information, documents and materials:  (1) that are proprietary (which includes credit ratings, credit reports, internal correspondence, marketing materials, marketing plans, plans and budgets relating to the Private Label Program), (2) that are not required to run the Private Label Program, (3) that are not required to be kept or are required to be kept confidential by Citi Commerce, or (4) that are in the possession of a Cardholder or a third party;

(iii)                             any contracts with Contractors related to the Accounts or to the Credit Cards requested to be assigned by Zale, provided that such contracts (1) are not with Affiliates of Citi Commerce and do not also apply or relate to services provided by a Contractor in relation to accounts other than the Accounts or credit cards other than the Credit Cards, or (2) are not assignable or are not assignable without the consent of the related third party which consent is not provided; and

(iv)                            all pending Applications.

(b)                               Contractors:  In connection with the sale of the Purchase Assets, Citi Commerce will not be required to sell, assign or transfer any contracts with Contractors related to the Accounts or to the Credit Cards requested to be assigned by Zale that also apply or relate to services provided by a Contractor in relation to accounts other than the Accounts or credit cards other than the Credit Cards.  Citi Commerce will, however, enter into a transitional services agreement with Zale, its Affiliate or the purchaser, as the case may be, pursuant to which Citi Commerce will use commercially reasonable efforts to provide, on a temporary basis only, such Contractor services on terms and conditions agreed to by Zale and Citi Commerce.

(c)                                Payment:  Zale will pay or will cause to be paid to Citi Commerce the Purchase Price, in immediately available funds, on the Purchase Date in consideration for the purchase of the Purchase Assets.

(d)                               Cooperation:  In the event of termination, expiration or non-renewal of this Agreement, Zale and Citi Commerce will cooperate fully with each other and make available to each other in a timely fashion such data and other information as may be reasonably required, including providing access to financial and other records of each of the Parties strictly relating to the Private Label Program, for the preparation of any tax return, which will include all returns, reports, declarations, designation, elections, notices, filings, information returns, and statements filed in respect of Taxes (“Tax Return”).  Any information obtained pursuant to this Section 16.(d) will be treated as Confidential Information, except as may be necessary in connection with the filing of any Tax Returns or claims for refunds or in connection with any audit or other proceeding.  Each Party will provide cooperation and information required by this Section 16.(d) at its own expense.

17.                             Liquidation and Survival of Obligations:

(a)                                Liquidation Right:  Upon any termination of this Agreement and in the event that Zale does not, or is not entitled to, purchase or arrange for the purchase of the Purchase Assets pursuant to Section 15., Citi Commerce will have the right during the Liquidation Period, in addition to and retaining all other rights it may have under the terms of this Agreement or Applicable Law:

(i)            to liquidate the remaining Accounts in any lawful manner that may be expeditious, or economically advantageous to Citi Commerce;

(ii)           to sell, transfer, assign, or otherwise dispose of the remaining Accounts to a third party in any lawful manner that may be expeditious, or economically advantageous to Citi Commerce;

(iii)          to issue a replacement or substitute card issued by Citi Commerce or an Affiliate of Citi Commerce, provided that such card does not display any Zale Marks; and

(iv)          to use the right granted to Citi Commerce pursuant to Section 18(c) of this Agreement.

Zale will accept and will cause all Approved Sales Channels to accept the then-existing Credit Cards until the termination or expiration of this Agreement.

(b)                               Termination of Agreement:  Except as otherwise expressly provided herein, the expiration, non-renewal or termination of this Agreement will in no way affect or impair the powers, obligations, duties, rights and liabilities of Zale or Citi Commerce relating to any transaction or event occurring prior to such expiration or termination.

18.                             Miscellaneous:

(a)                                Mutual Covenants and Agreements:  Zale, TXDC (to the extent applicable) and Citi Commerce herby agree that:

(i)            Co-operation:  Each of the Parties will co-operate fully with the other of them in furnishing any information or performing any reasonable action requested by such Party, which information or action is necessary to the speedy and successful consummation of the transactions specified in this Agreement.

(ii)           Other Required Information:  Each of the Parties will furnish to the other all information concerning itself and its Affiliates as is required or requested to be set forth by the other Party in any application or statement to be filed with any Governmental Authority in connection with the regulatory approval or review of the transactions contemplated in this Agreement.

(iii)          Applications:  Each of the Parties will cooperate in the preparation of applications to any regulatory authorities that may have jurisdiction for such approvals as may be required to be obtained to carry out the transactions contemplated by this Agreement.  Such applications will be filed as soon as practicable after the date of this Agreement, and each of the Parties will use their reasonable commercial efforts to cause such applications to be approved; provided, that the foregoing will not require a Party or any of its Affiliates to commit to or effect the sale or other disposition of any of its or its Affiliates’ assets or businesses or limit or restrict the operations of any such businesses.

(iv)                              Further Assurances:  Each of the Parties will give such further assurances to each other, produce, execute, acknowledge and deliver all such acknowledgements and other instruments and take such further actions as may be reasonably necessary and appropriate to carry out fully and effectively the transactions contemplated in this Agreement.

(v)                                 Press Releases:  Zale and Citi Commerce each will obtain the prior written approval of the other Party with regard to the substance and timing of any press releases regarding the Private Label Program, which prior approval will not unreasonably be withheld or delayed.  The foregoing notwithstanding, it is understood that none of the Parties will be required to consult with the other Party with regard to publications regarding the

Private Label Program prepared solely by and for employees of Zale or Citi Commerce, or their respective Affiliates, all of which may be issued without prior consultation with, or the prior written consent of, the other Party.

(vi)                            Advice of Changes:  Each Party will promptly advise the other in writing of any material fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any material fact which, if existing or known at the date hereof, would have made any of the representations or warranties contained in this Agreement untrue.

(vii)                         Contingency and Disaster Recovery Plans:  When requested by Citi Commerce, a summary or portion of the Zale disaster recovery plan as it relates to the Private Label Program, the REPOS Service and the Approved Sales Channels will be provided by Zale to Citi Commerce at any time during the Term.  When requested by Zale, a summary or portion of Citi Commerce’s disaster recovery plan as it relates to the Private Label Program will be provided by Citi Commerce to Zale at any time during the Term:

To ensure that there is no disruption of operations with respect to each Party’s implementation of services to be provided under this Agreement, each Party agrees to implement, when necessary, contingency and disaster recovery plans.

Each Party will assign one or more technical liaison(s) in its respective organization to respond to technical inquiries and issues (including website and service related issues) of the other Party relating to this Agreement.  Each Party’s technical liaison(s) will be knowledgeable about the Private Label Program, will promptly respond to inquiries from the other Party, and will use good faith efforts to resolve such inquiries within two (2) Business Days.

(b)                               Sale of Business by a Party:  In the event that a Party transfers or disposes of any part of the business or businesses carried on by it from time to time to any Person (the “Purchaser”), such Party may, upon written notice to the other Parties, disclose any Confidential Information that is the Confidential Information of the other Party and such Party to any Purchaser or potential Purchaser who agrees in writing to keep such Confidential Information confidential in accordance with the standards set out in Section 7.; provided that, such Party may not disclose any such Confidential Information to any Person who provides or any of whose Affiliates provides services that are similar to the services performed by the other Party under this Agreement without the prior consent of the other Party, such consent not to be unreasonably withheld.

(c)                                Use of Zale’s Name:  From and after the Effective Date, Citi Commerce may take any and all steps, in Zale’s name and on its behalf, necessary or desirable in Citi Commerce’s opinion, reasonably required to collect on or assist their designee to collect on any Account, including, without limitation, endorsing Zale’s name on cheques and instruments submitted by a Cardholder as payment on any such Account.

(d)                               Use of Citi Commerce’s Name:  From and after Zale’s exercise of the Purchase Option pursuant to Section 15. of this Agreement, after a purchase by Zale (or its designee) of the Purchase Assets, Zale may take any and all steps, in Citi Commerce’s name and on its behalf, necessary or desirable in Zale’s opinion, reasonably required to collect on or assist its designee to collect on any Account purchased by Zale pursuant to Section 15. of this Agreement, including, without limitation, endorsing Citi Commerce’s name on cheques and instruments submitted by a Cardholder as payment on any such Account.

(e)                                Employees, Representatives and Contractors:

(i)                                   Employees:  During the term of this Agreement, no employee of Zale or a Contractor contracted by Zale other than those expressly hired by Citi Commerce will be deemed to be an employee of Citi Commerce.  No employee of Citi Commerce or a Contractor contracted by Citi Commerce other than those expressly hired by Zale will be deemed to be an employee of Zale.

(ii)                                Zale Representatives and Contractors:  Any Representative or Contractor that Zale utilizes to implement this Agreement will:  (1) comply with all applicable terms of this Agreement; and (2) except with respect to employees, officers and directors of Zale, have entered into an agreement with Zale establishing standards of care in the handling of information that are consistent with the standards established by this Agreement.  To the extent that any Zale Representative or Contractor, excluding any Contractor or Representative working onsite at Zale locations and employees, officers and directors of Zale, will store or process any Cardholder Information, Zale will inform Citi Commerce in advance of the identity of such Representative or Contractor and such Representative or Contractor will execute a written agreement to comply with the requirements of this Agreement and Applicable Laws, including the Privacy Laws.  In addition, Citi Commerce will have the right to consent to any Representative or Contractor, excluding any Contractor or Representative working onsite at Zale locations or any employees, officers or directors of Zale, who will store or process such Cardholder Information; provided, however, that such consent (1) will not be unreasonably withheld, and (2) will be deemed to be granted unless Citi Commerce notifies Zale in writing of its disapproval of such Representative or Contractor, as well as the grounds for its disapproval, within thirty (30) days of the date Citi Commerce receives from Zale the completed Security Audit Questionnaire with respect to such Representative or Contractor.  Zale will remain primarily responsible to Citi Commerce for the performance or non-performance of all of its Representatives or Contractors who are utilized by Zale to implement this Agreement and for their compliance with the applicable requirements of this Agreement.  Citi Commerce will have the right to require Zale to replace any such Representative or Contractor, except with respect to employees, officers and directors of Zale, within thirty (30) days of Citi Commerce’s notice for failure to perform in accordance with this Agreement in the event that such Representative or Contractor fails to cure such failure within ten (10) days of Citi Commerce’s notice.

(iii)                             Citi Commerce Representatives and Contractors:  Any Representative or Contractor that Citi Commerce utilizes to implement this Agreement will:  (1) comply with all applicable terms of this Agreement; (2) not take any action that would result in Zale being in violation of the Zale Privacy Promise; and (3) have entered into an agreement with Citi Commerce establishing standards of care in the handling of information that are consistent with the standards established by this Agreement.  To the extent that Citi Commerce’s Representative or Contractor will store or process any Zale Customer Information, Citi Commerce will inform Zale in advance of the identity of such Representative or Contractor and such Representative or Contractor will execute a written agreement to comply with the requirements of this Agreement and Applicable Laws, including the Privacy Laws.  In addition, Zale will have the right to consent to any Citi Commerce Representative or Contractor, excluding any Contractor or Representative working onsite at Zale locations or any employees, officers or directors of Citi Commerce, who will store or process such Zale Customer Information; provided, however, that such consent (1) will not be unreasonably withheld, and (2) will be deemed to be granted unless Zale notifies Citi Commerce in writing of its disapproval of such Representative or Contractor, as well as the grounds for its disapproval, within thirty (30) days of the date Citi Commerce receive from Zale the completed Security Audit Questionnaire with respect to such Representative or Contractor.  Citi Commerce will remain primarily responsible to Zale for the performance or non-performance of all of its Representatives or Contractors who are utilized by Citi Commerce to implement this Agreement and for their compliance with the applicable requirements of this Agreement.  Zale will have the right to require Citi Commerce to replace any such Representative or Contractor, except with respect to employees, officers and directors of Citi Commerce, within thirty (30) days of Zale’s notice for failure to perform in accordance with this Agreement; provided, however, that such Representative or Contractor fails to cure such failure within ten (10) days of Zale’s notice.

(f)                                    Assignment:

(i)                                    No Assignment:  Except as permitted in this Section 18.(f), no Party may assign its rights or benefits under this Agreement.  Each Party may assign all (but not less than all) of its rights and benefits under this Agreement provided that:

(1)                                 the assignment is made to an Affiliate of such Party;

(2)                                 such Affiliate agrees to perform functions within guidelines established by such Party; and

(3)                                such Party will be responsible for functions performed by such Affiliate to the same extent such Party would be responsible if it performed such functions itself.

(ii)                                 Assignment by Zale:  Subject to the provisions of this Section 18.(f)(ii) and Section 13.(a)(xiv), Zale may assign all (but not less than all) of its rights and obligations under this Agreement with the consent of Citi Commerce which consent will not be unreasonably withheld or delayed if:

(1)                                the assignment is to a purchaser of all or substantially all of the assets used by Zale in its Brand Name business in Canada; and

(2)                              the assignee undertakes to Citi Commerce to assume all of the obligations and restrictions applicable to Zale under this Agreement.

Upon the completion of such assignment, Zale will be relieved of its obligations arising pursuant to this Agreement after the effective date of the assignment other than the obligations contained in Section 2.(h) and Section 7. of this Agreement.

(iii)                              Assignment by Citi Commerce:  Subject to the provisions of this Section 18.(1)(ii) and Section 13.(a)(xiv), Citi Commerce may assign all (but not less than all) of its rights, interests and obligations under this Agreement with the consent of Zale which consent will not be unreasonably withheld or delayed if:

(1)                                the assignment is to a purchaser of all or substantially all of the private label credit card business of Citi Commerce; and

(2)                                the assignee undertakes to Zale to assume all of the obligations and restrictions applicable to Zale under this Agreement.

Upon the completion of such assignment, Citi Commerce will be relieved of its obligations arising pursuant to this Agreement after the effective date of the assignment other than the obligations contained in Section 2.(h) and Section 7. of this Agreement.

(g)                                Taxes:  All fees and other amounts payable pursuant to this Agreement are exclusive of any applicable Taxes, which Taxes will be paid by the Party required to pay such fees or other amounts at the same time as the payment of such fees or other amounts, unless otherwise specified in this Agreement.

(h)                                Non-Waiver:  No delay by a Party hereto in exercising any of its rights under the Transaction Agreements, or partial or single exercise of such right, will operate as a waiver of that or any other right.  The exercise of one or more of a Party’s rights under this Agreement will not be a waiver of, or preclude the exercise of any rights or remedies available to such Party under this Agreement or in law or at equity.  Any waiver of a right or remedy under this Agreement must be in writing and signed by the Party to be bound by such waiver.

(i)                                    Amendment:  This Agreement may not be amended, supplemented or otherwise modified except by a written instrument signed by Citi Commerce and Zale.

(j)                                    Limitation on Rights of the Parties:  Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person, firm or corporation other than the Parties hereto, their permitted successors or assigns, and their respective shareholders any rights or remedies under or by reason of this Agreement or any transaction specified in this Agreement.

(k)                                 Time of the Essence:  Time is of the essence in this Agreement.

(l)                                    Counterparts:  This Agreement may be executed in one or more counterparts each of which will be an original, and all of which together will constitute one and the same instrument.

(m)                              Severability:  Wherever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is or becomes prohibited by or invalid under Applicable Law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(n)                                Waiver of Jury Trial:  The Parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

(o)                                Notices:

(i)                                    Addresses:  All notices, approvals, acceptances, consents, directions and instruments required or permitted under this Agreement will be in writing to the other Party and/or TXDC, as the case may be and will be delivered in person or sent by telecopier or other similar form of communications to the Parties and/or TXDC, as the case may be at the following addresses:

If to Zale:	Zale Credit Services
901 West Walnut Hill Lane
Irving, Texas U.S.A. 75038
	Attention:	Vice President, Credit Services
	Facsimile:	(972) 580- 5123

If to TXDC:	TXDC, L.P.
c/o Zale Credit Services
901 West Walnut Hill Lane
Irving, Texas U.S.A. 75038
	Attention:	Vice President, Credit Services
	Facsimile:	(972) 580- 5123

If to Citi	Citi Commerce Solutions of Canada Ltd.
Commerce:	One Toronto Street, Suite 1200
Toronto, Ontario Canada M5C 2V6
Attention: Vice President, Client Development
Facsimile: (416) 369-3652

With a	Citi Commerce Solutions of Canada Ltd.
copy to:	One Toronto Street, Suite 1200
Toronto, Ontario Canada M5C 2V6
Attention: General Counsel
Fax: 416-369-2362

(ii)                                Delivery:  Any notice, approval, acceptance, consent, direction or instrument required or permitted under this Agreement will:

(1)                                if delivered, be deemed to have been given or made at the time of delivery; and

(2)                                if sent by telecopier or other similar form of communication, be deemed to have been given or made on the first Business Day following the day on which it was sent.

(iii)                             Change of Address:  Any Party and/or TXDC, as the case may be may give written notice of change of address in the same manner described in this Section 18.(o), in which event all subsequent written communications will be given to that Party and/or TXDC, as the case may be at the changed address.

(p)                                Set-off:  Except as otherwise provided under this Agreement, each of the Parties reserves the right to set-off any amounts that remain owing, overdue and unpaid by one Party to the other Party against any amounts that such Party owes to the other Party under this Agreement.

(q)                                No Joint Venture:  Nothing contained in this Agreement will be deemed or construed by the Parties or any third party to create the relationship of principal and agent, partnership, joint venture or of any association between Zale and Citi Commerce, and no act of either Party will be deemed to create any such relationship.  Citi Commerce and Zale each agree to such further actions as the other may request to evidence and affirm the non-existence of any such relationship.

(r)                                   Obligations Subject to Law:  Notwithstanding any other provision of this Agreement, all of each Party’s obligations under this Agreement will be subject to the Applicable Laws.

(s)                                 Continued Liability for Goods and Services:  Notwithstanding any other provision of this Agreement, (i) Zale will remain liable under any agreement with any Cardholder that relates to the Authorized Goods and Services purchased by such Cardholder and Zale will perform all of its duties and obligations pursuant thereto to the same extent as if this Agreement had not been executed; (ii) Citi Commerce will not have any obligation or liability of any nature, secured or unsecured, whether fixed, contingent or otherwise, with respect to any Authorized Goods and Services, other than those arising in connection with the repossession of goods by Citi Commerce or its Affiliates or designees and provided that Zale will retain all rights it may have against any Person with respect to Authorized Goods and Services manufactured or sold by such Person.

(t)                                   Entire Agreement:  This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by Zale and Citi Commerce (or by any officer or employee of either of such Parties) relating to the matters contemplated hereby, and (together with the other agreements, attachments, certificates and reports referred to in this Agreement) constitute the entire agreement by the Parties related to the matters contemplated hereby or therein.

(u)                                Binding Effect; Effectiveness:  This Agreement will be binding on and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(v)                                Business Ethics:

(i)                                  Each Party hereto agrees to comply in all material respects with all Applicable Laws applicable to any activities carried out by such Party under this Agreement.

(ii)                              Each Party hereto agrees that all financial statements, billings and reports rendered to the other Parties hereto under this Agreement will, to the best of such Party’s knowledge, be true and correct.

(iii)                           Each Party hereto agrees to notify the other Party hereto promptly upon the discovery of any instance where the notifying Party fails to comply with Section 18.(v)(i) or where the notifying Party has reason to believe that data covered by Section 18.(v)(ii) is no longer accurate and complete.

(w)                              Governing Law:  This Agreement will be governed by and construed and interpreted in accordance with the internal laws of the Province of Ontario, without regard to principles of conflicts of laws.

(x)                                  Third Party Beneficiaries:  Unless specifically provided otherwise, nothing in this Agreement whether express or implied, shall be deemed to confer on any Person, other than the Parties hereto and their successors and permitted assigns, any right, obligation, remedy or liability.  In addition to the foregoing limitations on third party beneficiaries, TXDC will have no rights, remedies, obligation or liabilities under this Agreement except those expressly granted to TXDC in Section 9.

IN WITNESS WHEREOF, the Parties have executed this Private Label Credit Card Program Agreement as of the Effective Date.

CITI COMMERCE SOLUTIONS OF CANADA LTD.				ZALE CANADA CO.

By:	/s/ Bruce Clark		By:	/s/ Rodney Carter
	Name:	Bruce Clark		Name:	Rodney Carter
	Title:	President		Title:	Group Senior Vice President
& Chief Financial Officer

By:	/s/ Diane Ferri
	Name:	Diane Ferri
	Title:	Vice President, Client Development

TXDC, L.P.
By: Zale Delaware, Inc., its general partner

By:	/s/ Rodney Carter
	Name:	Rodney Carter
	Title:	Group Senior Vice President & Chief Financial Officer

(With respect to Section 9., and as expressly granted in Section 18.)